                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



                                         )
IN RE: DIGEX, INC.                       )               Consolidated
SHAREHOLDERS LITIGATION                  )               Civil Action No. 18336
                                         )
-----------------------------------------

                                  O P I N I O N

                        Date Submitted: December 4, 2000
                           Decided: December 13, 2000


Stuart M. Grant, Megan D, McIntyre, and Jeffrey D. Hofferman, of GRANT & EISENHOFER, P.A., Joseph A. Rosenthal, of ROSENTHAL MONHAIT GROSS & GODDESS, P.A., and Pamela S. Tikellis, of CHIMICLES & TIKELLIS, Wilmington, Delaware; OF
COUNSEL: DANIEL C. GIRARD, OF GIRARD & GREEN, LLP, San Francisco, California; and James S. Notis, of ABBEY, GARDY & SQUITIERI, LLP, New York, New York; Attorneys for Plaintiffs.

Robert K. Payson and Stephen C. Norman, of POTTER ANDERSON CORROON LLP, Wilmington, Delaware; OF COUNSEL: Brian J. Gallagher and John A. Morris, of KRONISH LIEB WEINER & HELLMAN LLP, New York, New York, Attorneys for Defendants Intermedia Communications Inc., John C. Baker, Philip A. Campbell, George F. Knapp, Robert M. Manning, and David C. Ruberg.

Henry E. Gallagher, Jr. and Collins J. Seitz, of CONNOLLY BOVE LODGE & HUTZ LLP, Wilmington, Delaware; OF COUNSEL: Brian J. McMahon and Stephen R. Reynolds, of GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE, Newark, New Jersey, Attorneys for Defendant WorldCom, Inc,

William O. LaMotte, III, of MORRIS NICHOLS ARSHT & TUNNELL, Wilmington, Delaware; OF COUNSEL: Kevin M. McGinty, of MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, Attorneys for Digex, Inc.

CHANDLER, Chancellor

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
I.       FACTUAL AND PROCEDURAL HISTORY..........................................................................     3
         A.       Intermedia investigates strategic alternatives.................................................     3
         B.       Digex appoints a Special Committee.............................................................     7
         C.       WorldCom enters the fray.......................................................................     9
         D.       The deal changes...............................................................................    10
         E.       The Special Committee's morning caucuses.......................................................    12
         F.       The Intermedia board meeting...................................................................    14
         G.       The Digex board meeting........................................................................    15
         H.       Procedural History.............................................................................    16
II.      STANDARD FOR A PRELIMINARY INJUNCTION...................................................................    17
III.     THE CORPORATE OPPORTUNITY CLAIM.........................................................................    18
         A.       Summary of the Arguments.......................................................................    18
         B.       Legal Analysis.................................................................................    20
                  1.       Why Digex had no "interest or expectancy" in a
                           WorldCom-Digex deal...................................................................    21
                  2.       Did defendants breach their duty of loyalty in negotiating the
                           WorldCom-Intermedia deal?.............................................................    25
                  3.       Are the defendants estopped from completing a WorldCom-
                           Intermedia deal?......................................................................    31


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
                           4.       Is this a Revlon case?             ..........................................    33
IV.      SECTION 203 CLAIM.......................................................................................    36
         A.       Does the 85% exemption apply to WorldCom?......................................................    38
         B.       Is This Claim Ripe for Adjudication?...........................................................    53
         C.       Was the Section 203 Waiver Entirely Fair to the Digex Shareholders?............................    55
                  1.       Fair Dealing..........................................................................    58
                  2.       Fair Price............................................................................    66
V.       THREAT OF IRREPARABLE HARM
         AND BALANCING OF THE POTENTIAL HARM.....................................................................    73

VI.  CONCLUSION..................................................................................................    76


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
         This is my decision on plaintiffs' motion to preliminarily enjoin the proposed merger between defendants WorldCom, Inc. ("WorldCom") and Intermedia Communications, Inc. ("Intermedia"), the controlling shareholder of Digex, Inc. ("Digex").(1) Plaintiffs, minority shareholders of Digex, seek either of two alternative forms of relief: (1) an order enjoining the defendants from consummating the Agreement and Plan of Merger dated September 1, 2000 (the "merger"), or (2) an order enjoining the Digex board's waiver of 8 Del. C
Section 203. Intermedia's shareholders are tentatively scheduled to vote on the proposed merger on December 18, 2000.

         The allegations in plaintiffs' consolidated complaint are founded on two distinct legal theories. Plaintiffs' first theory is that defendants usurped a corporate opportunity that (allegedly) fairly belonged to Digex by preventing Digex's sale to the highest bidder. Plaintiffs' second theory is that the Digex board, more specifically the four interested Digex directors, breached a fiduciary duty when they voted to waive the protections afforded Digex by
Section 203 of the Delaware General Corporate Law ("DGCL").

         At the outset it is important to recognize the highly unusual circumstances surrounding the pending request for injunctive relief. The plaintiffs have asked, in the context of a preliminary injunction, for relief that is both prospective and retrospective. Specifically, the plaintiffs seek either a preliminary injunction against the future consummation of a merger (via a claim of usurpation of corporate opportunity) or,

--------

  (1) In this Opinion, where I use the term "defendant" or "defendants," I am referring to Intermedia and its agents. Where, however, I intend to refer to defendant WorldCom, I will refer to it specifically.

alternatively, a preliminary decision that declares invalid or ineffective a past act of the Digex board to waive the protections afforded under 8 Del. C
Section 203.

        For the reasons discussed more fully below, the plaintiffs have not persuaded me that they have a likelihood of success on the merits of their corporate opportunity claim. On the other hand, they have shown a likelihood of success on the merits of their Section 203 claim. In the course of analyzing the merits of the Section 203 claim, however, it becomes abundantly clear that no injunctive order is necessary to protect plaintiffs from a future act or decision that threatens immediate irreparable harm. That is because the Section 203 claim is based on a past decision or action from which the harm has already occurred. Any injury based on the Section 203 claim has resulted not from pending action, but from action past--by the faithless acts of the four Intermedia directors who voted to waive Section 203's protections. There is no prospective harm that could be avoided by the application of a preliminary injunction. Thus, any relief must be remedial, rather than injunctive. The Court's determination that plaintiffs have a likelihood of success on their
Section 203 claim means that the parties to the merger-Intermedia and WorldCom-must decide whether to proceed with that transaction knowing that this Court has preliminarily determined that Digex's Section 203 waiver will not likely be effective in the circumstances of this case. For this reason as well, no basis exists for injunctive relief based on the Section 203 claim, because the plaintiffs' ultimate success on the merits of that claim will have the practical effect of restoring to the Digex minority shareholders the protection to which they were entitled under Section 203.

         Notwithstanding the unusual posture in which the request for injunctive relief is presented to the Court, I will address the application in the typical fashion of a motion for a preliminary injunction. In Part I of this Opinion I set forth the factual and procedural history relevant to the resolution of plaintiffs' motion. Part II describes the applicable standard for preliminary injunctive relief. In Part III, I address plaintiffs' corporate opportunity claim, while Part IV considers plaintiffs' alternative Section 203 claim. Part V considers the irreparable harm and balance of the equity prongs of the preliminary injunction standard. Finally, Part VI sets forth my conclusions.

                  I. FACTUAL AND PROCEDURAL HISTORY(2)


         A. Intermedia investigates strategic alternatives

         Intermedia and Digex are both Delaware corporations. Intermedia is an integrated communications provider delivering local, long distance, and enhanced data services, principally to business and governments. Digex provides managed web hosting and application hosting services primarily to large corporate clients. Intermedia has held a controlling interest in Digex since July 1997. Following public offerings in August 1999 and February 2000, Intermedia now owns 52% of Digex's outstanding stock which represents approximately 94% of the voting power of all of Digex's outstanding stock.(3)
--------
(2) Most of the facts set forth here are not in dispute and were taken from the consolidated complaint and the briefs of the parties. Where facts are in dispute, I have cited to the specific deposition, affidavit, or other document that formed the basis for the particular statement.

(3) Consolidated Compl., at 3. Digex's capital structure consists of two classes of stock. Class A is entitled to one vote per share, and Class B is entitled to 10 votes per share. Intermedia holds 39,350,000 Class B shares. There are 24,150,000 Class A shares outstanding.

         During the time periods relevant to this case, Digex's board of directors had eight members, five of which-David C. Ruberg, Robert M. Manning, Philip A. Campbell, John C. Baker, and George F. Knapp-were also officers or directors of Intermedia.(4) The interested directors stood to personally profit tremendously upon a sale of Intermedia, but to profit very little, or not at all, upon a sale of Digex.(5) The remaining three directors-Jack E. Reich, Richard A. Jalkut, and Mark K. Shull-were not affiliated with Intermedia.

         Digex is well positioned in one of the hottest segments of the technology sector-web hosting. Intermedia, however, is in poor financial condition.(6) Since early 1999, Intermedia has been considering strategic options to maximize the value of both itself and Digex, including the possible sale of itself or its various holdings. This effort continued in earnest in June 2000, following the NASDAQ downturn. At this time, it was apparent to Intermedia

--------

(4) Due to health problems, Knapp was not involved in the events that culminated with the WorldCom-Intermedia merger agreement.

(5) Ruberg owns 1,057,839 Intermedia shares but no Digex shares. Manning owns 255,731 Intermedia shares but no Digex shares. Campbell owns 28,000 Intermedia shares and 13,334 Digex shares. Baker owns 81,820 Intermedia shares and 13,334 Digex shares. See Pls.' Ex. 19 (Digex April 27, 2000, Proxy Statement) at 18-20. In addition, Ruberg and Manning owned Intermedia employee stock options that would be accelerated by an Intermedia deal but not by a Digex deal. See Pls.' Ex. 27 (S-4) at 38. Similarly, Ralph Sutcliffe of Kronish Lieb Weiner & Hellman LLP, outside counsel to both Intermedia and Digex, would receive a multi-million dollar payment in the event of an Intermedia deal, but collect nothing in the case of a Digex deal. See Pls.' Ex. 27 (S-4) at 37.

(6) In the spring of 2000, Intermedia had significant debt and its second quarter losses exceeded those projected by Wall Street analysts. If Intermedia did not receive a substantial cash infusion by the end of 2000, it faced financial crises. See Shull Dep. at 11, 14; Decker Dep. at 10; Manning Dep. at 27-28.

that it would be difficult to arrange financing to fund Digex and Intermedia on a long-term basis, a prospect that threatened the survival of both corporations. Thus, on June 29, Intermedia hired Bear Stearns & Co. ("Bear Stearns") to explore all possible strategic alternatives.(7) On this same day, Intermedia informed the Digex board that it planned to explore the feasibility of a sale of its equity interest in Digex. On July 11, Intermedia issued a press release announcing that they had retained Bear Stearns to explore Intermedia's strategic alternatives with regard to Digex, including the possible sale of Intermedia's ownership position in Digex to another company.

         In July, Bear Stearns approached WorldCom about potential strategic alternatives concerning Intermedia and Digex. A deal involving Intermedia presented an opportunity for WorldCom on two fronts. First, Intermedia has a presence in the Competitive Local Exchange Carrier (CLEC) market and WorldCom could acquire these CLEC assets. Second, through Digex, WorldCom could expand its presence in the critical web-hosting arena.

         WorldCom was not the only potential suitor for Intermedia approached by Bear Stearns. During July and August, Bear Stearns contacted thirty likely suitors for Intermedia or Digex, received expressions of interest from thirteen, sent confidentiality agreements to
--------

(7) Plaintiffs stress that Bear Stearns had a financial incentive to sell Intermedia, as opposed to merely selling Digex because the terms of the retention agreement between Bear Stearns and Intermedia provided that Bear Stearns would receive $22 million if it sold Intermedia, but only $15 million if it sold Digex. See Pls.' Ex. 15 (Retainer Letter of Bear Stearns) at 4.

ten, and received executed non-disclosure agreements from, and sent materials to, six.(8) Ultimately, three suitors emerged: Exodus Communications Inc. ("Exodus"), Global Crossing, Ltd. ("Global Crossing"), and WorldCom.

         Though Global Crossing was involved up until the end,(9) WorldCom would prove to be the successful suitor.(10) As early as July 17, a junior member of WorldCom's corporate development team prepared a presentation analyzing four possible alternative transactions among WorldCom, Digex, and Intermedia. On or about August 2, the corporate development department put together a formal presentation package concerning opportunities in the web hosting field, including a detailed discussion of Intermedia and Digex-together and individually-as potential acquisition targets for WorldCom. During this same period, WorldCom was also negotiating a possible joint venture in the web hosting arena with Global Crossing, but these talks ended when WorldCom discovered that Global
--------

(8) WorldCom, through William Grothe, Vice President of Corporate Development, signed a non-disclosure confidentiality agreement and obtained confidential business information packages from Bear Stearns on both Intermedia and Digex, including financial projections for both companies. Digex was required to provide this confidential information at the request of Intermedia.

(9) As the following facts will explain, Global Crossing made an offer for Intermedia that remained on the table until September 1 at 5 p.m. Though given the opportunity, it did not bid against WorldCom when WorldCom came on the scene on August 30-31.

(10) Negotiations with Exodus during July and August ultimately failed because, according to Intermedia, "Intermedia and Exodus could not agree on the restrictions on Intermedia's ability to sell the Exodus shares it would receive for its Digex stock in order to comply with the covenants in its bond indentures." Def. Intermedia's Br., at 6.

Crossing had simultaneously been negotiating a three-way merger with Intermedia and Digex. By the end of August, WorldCom had focused on Intermedia and Digex.

         B.       Digex appoints a Special Committee

         The directors of Intermedia and Digex understood from the beginning of this process undertaken by Bear Stearns that conflicts of interest might arise between the two companies. Put simply, Digex was a rapidly growing company that was extremely attractive to potential suitors. As stated above, Intermedia had severe financial problems. In fact, as of August, Intermedia's equity holdings in Digex exceeded Intermedia's total market capitalization. Intermedia and its banker, Bear Stearns, had three possible avenues before it. Intermedia could sell itself, could sell its holdings in Digex, or could sell part or all of both companies.

         If Intermedia sold itself (which, of course, would include its majority stake in Digex), Intermedia's shareholders stood in a position to reap a substantial premium on their shares, largely due to the acquiror's presumable desire to obtain control over Intermedia's "crown jewel," Digex. This was especially true with regard to Intermedia's officers and directors, who, as discussed above, stood to profit tremendously from a sale of Intermedia. In contrast, Digex's shareholders stood to gain comparatively little under this possibility, at least in the short term, other than a new controlling shareholder.

         If Intermedia sold part or all of its Digex holdings, Intermedia could expect a significant payoff to fund its own operations, but Intermedia's shareholders, and especially its officers and directors, would not personally benefit to the extent they would if Intermedia itself were sold. Under this possibility, Digex shareholders could expect to reap a significant premium if Intermedia sold its holdings to an acquirer who decided to then tender for all outstanding Digex shares.

         These various options and possibilities clearly presented the potential for conflicts of interest for the interested Digex directors, both due to their dual directorships and their direct, personal financial interests in any potential transaction. Thus, on July 26, 2000, the Digex board of directors appointed a special committee (the "Special Committee") comprised of two of the three independent Digex directors-Jalkut and Reich. Their role was "to participate in the transaction process and make recommendations to the full board of directors on matters where there could be a perceived conflict of interest between Intermedia and Digex."(11) The Special Committee had its own legal counsel, James Clark of Cahill Gordon & Reindel ("Cahill"), and its own financial advisors, Credit Suisse First Boston ("CSFB"). The Special Committee appeared to have authority. In the end, however, the Special Committee could not stop Intermedia's decision to sign an agreement on September 1 to merge with WorldCom, even though the Committee believed other potential transactions were better for Digex.

         The true extent of the Special Committee's authority was evident as early as August, before WorldCom came on the scene. The Special Committee was involved primarily with the Exodus transaction during July and August. On August 21 the Special Committee arrived at the Digex board meeting prepared to vote on an Exodus transaction, but learned
--------

(11) Pls.' Ex. 17 (minutes of July 26, 2000, Digex board meeting) at 2.

when it arrived that such a transaction would not be presented for a vote.(12) Instead, the Special Committee learned that negotiations were underway with Global Crossing.

         C.       WorldCom enters the fray

         Although WorldCom had conducted internal evaluations regarding a possible transaction with either Intermedia or Digex as early as July, these evaluations did not result in any action until August 30. On that day, WorldCom began to seriously consider a bid for control of Digex. Almost exactly forty-eight hours would elapse between WorldCom's first contact, a call from its banker to Bear Stearns late on August 30, and the Intermedia board's approval of the WorldCom-Intermedia merger late in the afternoon on September 1.

         Those forty-eight hours began on August 30 between 6:00 and 7:00 p.m. when Scott Miller of Salomon Smith Barney & Co. ("Salomon"), WorldCom's bankers, called Andrew Decker of Bear Stearns with an expression of interest to acquire Digex at $120 a share or more. Miller told Decker that WorldCom would outbid anyone for Digex. After speaking with Intermedia's negotiators, Decker informed Miller that WorldCom would have to move quickly. WorldCom did just that. Through various phone calls that evening, WorldCom decided to send a due diligence team to New York the following day in order to negotiate a transaction. Sutcliffe sent a draft merger agreement, which was only for a direct acquisition of Digex, to WorldCom's counsel, Cravath, Swaine & Moore ("Cravath").(13)
--------

(12) Exodus had rejected Intermedia's counteroffer and negotiations had ended.

(13) It is disputed whether at this time WorldCom was considering a transaction other than the direct acquisition of Digex. Defendants claim this was only one of three template agreements that had been prepared in early August; the other two were for an Intermedia merger and a sale of Intermedia's interest in Digex. See Def. Intermedia's Br. at 10.

Late in the evening of August 30, around 11:00 p.m., Ruberg telephoned each of the Special Committee members and informed them that WorldCom had offered $120 per share for Digex.

         Global Crossing still had an outstanding offer at this point and was working toward a September 1 signing. On the morning of August 31, Sutcliffe and Decker told Global Crossing that there was another suitor for Digex-WorldCom. Global Crossing decided not to bid against WorldCom but continued working toward its September 1 target.

         The WorldCom due diligence team arrived at Sutcliffe's office in New York on August 31, sometime shortly after noon. There, they met with various senior executives from Digex and discussed numerous operational issues regarding Digex. At one point, William Grothe, Vice President of Corporate Development for WorldCom, Sutcliffe, Ruberg, Decker, and another Bear Stearns representative met separately to discuss Intermedia's concern that the transaction was not moving quickly enough. These men testified that both before and during this private meeting, the only deal that was being discussed was WorldCom's direct acquisition of Digex.(14)

         D.       The deal changes

         After this private meeting, Bernard Ebbers, WorldCom's President, and Grothe had several phone conversations. Grothe testified that at about 5:00 p.m. on August 31, Ebbers

--------

(14) See Sutcliffe Dep. at 208; Decker Dep. at 222; Grothe Dep. at 140-42.

told him that WorldCom was going to purchase all of Intermedia rather than Digex.(15) In the late afternoon of August 31, Ebbers called and left a message for Decker, who returned the call at about 6:00 p.m. A series of calls ensued. First, Decker spoke with Ebbers and Scott Sullivan, WorldCom's CFO. During this call, Ebbers asked Decker if it were possible for WorldCom to leave Digex outstanding as a public company and buy Intermedia.(16) Decker consulted with Intermedia and then called Ebbers to inform him that Intermedia would entertain an offer at $39 a share in WorldCom stock. Ebbers conditionally approved an acquisition of Intermedia at $39 a share in WorldCom stock.(17) Sutcliffe notified Clark, legal counsel to the Special Committee, of the change, and Clark informed the Special Committee. Ruberg informed Shull, Digex's President and CEO, and Timothy Adams, Digex's CFO. Clark and Sutcliffe had several phone conversations that evening regarding the Special Committee's "belief or fear" that Intermedia had manipulated WorldCom's interest from Digex to Intermedia.(18) Sutcliffe denies such manipulation.(19)

         During the night and morning of August 31-September 1, Intermedia and WorldCom negotiated the merger and WorldCom conducted abbreviated due diligence of Intermedia. Sutcliffe suggested that WorldCom should make a tender offer for the Digex public shares,
--------

(15) See Grothe Dep. at 179-180.

(16) See Decker Dept. at 226-28, 263-67; Ebbers Dep. at 45-59, 94-95.

(17) See Decker Dep. at 229-32; Ebbers Dep. at 49-55, 94-95.

(18) See Sutcliffe Dep. at 226-27, 229.

(19) Id. at 228-29.

but WorldCom refused.(20) Also during these negotiations, WorldCom first expressed its interest in receiving the waiver of Section 203 from the Digex board. Intermedia agreed to seek this waiver, but requested, and received in return, an agreement to amend the Digex certificate of incorporation to require independent director approval of any material transaction between WorldCom or its affiliates.(21) On September 1, Sutcliffe asked Grothe to be sure to address the Special Committee's possible fear that Intermedia had caused WorldCom to shift its interest from Digex to Intermedia.(22)

         E.       The Special Committee's morning caucuses

         Up until this point, the Special Committee had not been intimately involved with the proposed WorldCom-Digex transaction. Until the late evening of August 31, the Special Committee had been led to believe WorldCom was buying Digex. Now, the Committee members knew the deal had changed and, once again, it had changed without their consultation. This had happened just the morning before at the August 31 Digex board meeting, when the Special Committee members were informed, much to their surprise, that the Global Crossing-Digex transaction had been changed to a WorldCom-Digex transaction.

--------

         (20)     See id. at 223-26.

         (21)     See id. at 241-5; Manning, 235-36.

         (22) See Grothe Dep. at 218-19; Kindler Dep. at 32. Pursuant to this call, Grothe made notes that said, in part "Intermedia talked us into switching offer" and "take public out." Plaintiffs point to these notes as evidence that Intermedia did, in fact, talk WorldCom into switching their offer. Grothe explains that the notes reflected Sutcliffe's earlier advice that the Special Committee suspected that Intermedia had caused WorldCom to switch from Digex to Intermedia and he should be prepared to address that issue in the upcoming telephone calls. Grothe 218-19. See also Grothe Aff. at 10-11.

         Thus, on the morning of September 1, the Special Committee, Jalkut and Reich, met with their lawyer, Clark, and Shull and Adams, for a breakfast meeting around 7:00 a.m. to discuss their options. Specifically, they asked Clark for his legal opinion regarding the validity of the switch to the WorldCom-Intermedia merger that was currently being negotiated from the Digex sale they preferred. Clark responded that they could not force WorldCom to make a bid for Digex itself.(23) Clark also stated that he believed that legal opinion was divided on the applicability of Section 203.(24) Clark had concerns both about the process, especially the circumstances surrounding the mid-stream switch from a Digex to an Intermedia deal, and about whether the Special Committee had been kept fully informed.(25)

         Shull, Jalkut, and Reich devised a strategy of proposing a mini-auction at the Digex board meeting later that day because they all believed the proposed WorldCom-Intermedia transaction was the worst of the three possible deals for Digex.(26) Shull admits, however, that he saw some concrete benefits to Digex of a WorldCom-Intermedia merger, including the availability of WorldCom's global network and facilities.(27)

         Next, the Special Committee met with Ruberg who reported the sequence of events culminating in WorldCom's offer for Intermedia. According to Jalkut, Ruberg assured the


--------

         (23)     See Shull Dep. at 131-34, 37, 161-53; Reich Dep. at 50-55;
                  Jalkut Dep. at 90-91.

         (24)     See Shull Dep. at 163-64.

         (25)     See id. at 131-34, 37, 161-63; Reich Dep. at 50-55; Jalkut
                  Dep. at 90-91.

         (26)     See Reich Dep. at 146-47. Accord Jalkut Dep. at 96-97.

         (27)     See Shull Dep. at 235-39.

Special Committee that the deal was in the best interests of both Intermedia and Digex.(28) No mention was made during this meeting of the Section 203 waiver issue.

         Finally, the Special Committee met with its financial advisors, CSFB, in order to prepare for the Digex board meeting later that day. During the time when the Special Committee was meeting with their financial advisors at CSFB's New York offices, Ebbers of WorldCom had a 45-minute telephone conversation with Jalkut and Reich, as Clark had requested.(29) Ebbers explained the reasons why WorldCom had changed the deal. Ebbers also explained that WorldCom intended to keep Digex public. Grothe spoke to Shull and Adams in a separate call, also arranged by Clark. Grothe reiterated WorldCom's intention to keep Digex public. Around 1 p.m. Jalkut and Reich left CSFB's offices to go to Bear Stearns, where the Intermedia meeting was in progress. Immediately following the Intermedia meeting, the Digex board met.(30)

         F.       The Intermedia board meeting

         The Intermedia board also met on the morning of September 1 to discuss the proposed WorldCom transaction. Following their discussion of the need for a
Section 203 waiver by Digex, the Intermedia board meeting was adjourned and Reich, Jalkut, and Shull, as well as the Special Committee's advisors, were invited into the room for a meeting of the full

--------

         (28)     See Jalkut Dep. at 81-83.

         (29)     See Sutcliffe Dep. at 259-60.

         (30)     See Shull Dep. at 171.

Digex board. The interested directors of Digex, who had been in the room for the Intermedia meeting, remained, as did Bear Stearns, for the Digex meeting.

         G.       The Digex board meeting

         Sutcliffe informed the Digex board that Intermedia had considered the WorldCom and Global Crossing proposals and determined that the WorldCom proposal was better for Intermedia. CSFB presented its findings to the entire board. CSFB concluded that the WorldCom deal was the worst for Digex.(31) None of the directors asked any questions regarding CSFB's conclusions.

         As had been planned at the breakfast meeting, Jalkut proposed a mini-auction of Digex, i.e., that a decision on the WorldCom transaction be deferred for approximately three days to allow CSFB to solicit best and final offers from WorldCom, Exodus, and Global Crossing, as well as to determine whether any other potential bidders existed. After some discussion, the proposal was defeated by a vote of four to three. The three disinterested directors voted in favor of the auction and the four interested directors voted against any step that would delay the WorldCom transaction.

         The Digex board then turned its attention to the Section 203 waiver. The debate, however, was brief and truncated, with discussion limited to the issue of who should vote on the waiver. Clark argued that due to the clear conflicts of interest faced by the interested directors, they should abstain from the vote. Sutcliffe asserted that he saw no reason to prevent the interested directors from participating. Sutcliffe would later testify that, "I

--------

         (31)     See Def. Intermedia's Br. at 20-21 and Pls.' Br. at 27.

discussed with [the interested directors] or reminded them that in voting on anything as a Digex director, they had to disregard entirely their relationship with Intermedia and had a fiduciary obligation to act only in the best interest of Digex and all of its shareholders."(32) The Special Committee was never asked for a recommendation on this conflict. After some discussion regarding whether or not the interested directors should vote, it was decided that all board members should vote. As noted above, it appears from the record that Clark and Sutcliffe disagreed about whether it was appropriate for the interested Digex directors to vote on the Section 203 waiver. It is far less clear whether the Digex directors themselves engaged in any discussions along these lines.(33) The vote, once again, was four to three, with only the interested directors-Ruberg, Manning, Campbell, and Baker-voting in favor of the Section 203 waiver. After the Digex board members voted on the Section 203 waiver, the Intermedia board reconvened, received Bear Stearns' oral fairness opinion, and approved the Intermedia merger with WorldCom.

         H.       Procedural History

         Following the public announcement on September 5, 2000, of the proposed merger between Intermedia and WorldCom, Digex stockholders filed a series of class and derivative stockholder suits. Ultimately, all of the actions were consolidated into this single action and WorldCom was joined as a party defendant. On October 2, 2000, this Court granted plaintiffs' motion for expedited proceedings. Thereafter, the parties engaged in expedited

--------

         (32)     Sutcliffe Dep. at 267.

         (33) See Decker Dep. at 327; Shull Dep. at 191-92; Sutcliffe Dep. at 310-11.

discovery, including the production of documents, numerous depositions, and the filing of legal memoranda. Plaintiffs' motion for a preliminary injunction was argued before the Court on November 29. At the Court's request, the parties filed supplemental memoranda regarding the Section 203 issue on December 4.

         II.      STANDARD FOR A PRELIMINARY INJUNCTION

         This matter is presently before the Court on plaintiffs' motion for a preliminary injunction. When seeking a preliminary injunction, a plaintiff must demonstrate a reasonable probability of success on the merits and that some irreparable harm will occur in the absence of the injunction. Furthermore, in evaluating the need for a preliminary injunction, the Court must balance the plaintiff's need for protection against any harm that can reasonably be expected to befall the defendants if the injunction is granted. When the former outweighs the latter, then the injunction should issue.(34)

         As I noted earlier, the plaintiffs assert two different legal theories in this action. First, they argue that the defendants have breached their fiduciary duties and usurped a corporate opportunity that belonged to Digex and its shareholders. Second, the plaintiffs contend that the defendants breached the fiduciary duties they owed to Digex and its shareholders by voting to waive the protections afforded by Section 203. 1 turn first to the corporate opportunity theory.

--------

         (34) Mills Acquisition Co. v. MacMillan, Inc., Del. Supr., 559 A.2d 1261, 1278-79 (1988). See also Kaiser Aluminum Corp. v. Matheson, Del. Supr., 681 A.2d 392, 394 (1996).

         III.     THE CORPORATE OPPORTUNITY CLAIM

         Delaware Courts employ the following test to determine whether a corporate opportunity has been usurped by a fiduciary. The corporate opportunity will be found to have been usurped:

         If there is presented to a corporate officer or director a business opportunity which the corporation is financially able to undertake, [and that opportunity] is . . . in the line of the corporation's business and is of practical advantage to it, is one in which the corporation has an interest or a reasonable expectancy, and, by embracing the opportunity, the self-interest of the officer or director will be brought into conflict with that of his corporation . . .(35)

It is with this test in mind that I will evaluate the plaintiffs' claim that the defendants have usurped a corporate opportunity belonging to Digex.

         A.       Summary of the Arguments

         The plaintiffs argue that they satisfy all elements of the test for the usurpation of a corporate opportunity and, thus, there is a likelihood that they will succeed on the merits at trial. The opportunity that plaintiffs insist they had was an "expectancy" in selling their Digex shares to a buyer for approximately $120.00 per share.

         That expectancy, the plaintiffs urge, was created by Intermedia's alleged promise that any deal Intermedia brokered would include a sale of the Digex minority shareholders' shares. As the argument goes, the defendants breached their fiduciary duties when the Intermedia-affiliated Digex directors allegedly steered WorldCom away from a Digex deal

--------

         (35) Yiannatsis v. Stephanis, Del. Supr., 653 A.2d 275 (1995) (quoting Guth v. Loft, Inc., De. Supr., 5 A.2d 503 (1939)).

and towards an Intermedia deal.(36) When a WorldCom-Intermedia deal originally arose, plaintiffs argue that the interested directors had several courses of action available that would have avoided such a breach. For instance, "they could have refused to discuss with WorldCom anything other than an acquisition of Digex, or they could have conditioned any acquisition of Intermedia on WorldCom's agreement to make a tender offer for the minority shares of Digex.(37) The import of this, urge plaintiffs, is that "when WorldCom asked Intermedia for a price at which WorldCom could acquire Intermedia, Intermedia was not permitted to name its price and make an agreement with WorldCom without informing Digex's Special Committee and affording it an opportunity to negotiate with WorldCom on behalf of Digex."(38)

         The defendants respond to these contentions with three primary arguments. First, they argue that there was no corporate opportunity to usurp because "Intermedia owns an absolute majority of Digex's voting rights and equity. Intermedia is entitled to sell or refuse to sell its Digex stock solely in its own interest; it is entitled to vote its shares in its own interest; and, neither the Digex board nor its shareholders can sell Digex without

--------

         (36) The precise conduct of the Intermedia-affiliated Digex directors and WorldCom's representatives is seriously disputed by the parties. Moreover, it is quite difficult on the record currently before the Court to believe one party over the other because the Court has no opportunity to evaluate the credibility of witnesses. Thus, where the facts are in dispute, I will acknowledge such during the discussion of particular issues.

         (37)     Pls.' Opening Br., p. 33.

         (38)     Id. at 35.

Intermedia's consent.(39) The second argument the defendants make is that they acted properly and mindful of their fiduciary duties at all relevant times. Thus, because the defendants were entirely candid with the Digex board and because WorldCom approached Intermedia as the controlling shareholder rather than Digex itself, there can be no breach of the duty of loyalty. Finally, and tangentially related to the first argument, defendants contend that the Digex minority shareholders had no power to insist that Intermedia, as controlling shareholder, permit Digex to conduct an "auction" to sell itself to the highest bidder.

         B.       Legal Analysis

         For the reasons discussed below, I conclude that Digex, as a corporation, had no legally cognizable "interest or expectancy" in a WorldCom-Digex deal. Thus, the plaintiffs will not be able to prove an element of the corporate opportunity doctrine and are unlikely to succeed on the merits. Moreover, while the behavior of certain actors in this corporate drama do not paint a picture of model director behavior, I cannot conclude, on the limited factual record before me, that the defendants' conduct was undertaken in bad faith. Because I am deeply skeptical that the plaintiffs will be able to produce evidence at trial to prove their currently unsupported suspicions, I am not persuaded that plaintiffs have a reasonable probability of success on the merits of their corporate opportunity claim.

--------

         (39)     Intermedia's Answering Br., p. 26.

                  1. Why Digex had no "interest or expectancy" in a WorldCom-Digex deal.

         A claim that a director or officer improperly usurped a corporate opportunity belonging to the corporation is a derivative claim.(40) Here, it is helpful to distinguish between a derivative and an individual claim.

         As a general matter, it may be said that, where the substantive nature of the alleged injury is such that it falls directly on the corporation as a whole and collectively, but only secondarily, upon its stockholders as a function of and in proportion to their pro rata investment in the corporation, the claim is derivative in nature and may be maintained only on behalf of the corporation. . . . Conversely, where the complaint describes a special and distinct injury inflicted directly on rights of individual stockholders traditionally regarded as an incident of their stock ownership, the action is individual (or class) in nature, and any ensuing recovery or other relief runs directly to the stockholders. In other words, derivative actions are those that seek relief for injuries done to the corporation, while individual or class claims are those that seek to rectify harm inflicted directly upon the individual rights of stockholders.(41)

With this distinction in mind, the claim that the defendants usurped a corporate opportunity must necessarily constitute an "injury" to the corporation and thus be a derivative claim.(42)

         Here, the plaintiffs contend that the defendants, by allegedly steering WorldCom away from a Digex deal and towards an Intermedia deal, appropriated an opportunity that

--------

         (40) See Cooke v. Oolie, Del. Ch., C.A. No. 11134, Chandler, C. (June 23, 1997) mem. op. at 33, n.96.

         (41) Donald J. Wolfe and Michael A. Pittenger, Corporate and Commercial Practice in the Delaware Court of Chancery Section 9-2(a), at 517-18 (1998).

         (42) No party has argued that the "demand" requirement for a derivative suit has not been satisfied. I do not reach that issue, however, because it has not been raised and it appears likely that demand would have been "futile" given the record before me.

belonged to the plaintiffs. That opportunity was the ability to sell Digex to the highest bidder.

         The opportunity the plaintiffs identify, however, is not an "interest or expectancy" of Digex the corporation qua corporation. Rather, the purported opportunity is that of the Digex shareholders to sell their Digex shares to the highest bidder. Thus, the perceived corporate opportunity is not really a corporate opportunity at all, but more closely resembles an individual opportunity of the shareholders. Because the opportunity the plaintiff's identify was not one in which Digex as a corporation had an "interest or expectancy," plaintiffs do not have a reasonable likelihood of success on such a claim.

         The present case also is strikingly similar to Thorpe v. CERBCO, Inc.,(43) a case cited by both parties as supporting their respective positions. In CERBCO, the Supreme Court held that where a majority shareholder of a corporation can block any unacceptable transaction, the corporation cannot take advantage of the opportunity to enter into an unsanctioned transaction and, thus, there is no opportunity that fairly belongs to the corporation.(44)

         George and Robert Erikson were directors, officers, and controlling shareholders of CERBCO, Inc. While the Eriksons owned 24% of CERBCO's total equity, they exercised effective voting control with 56% of the total votes. They were also two of the four directors on CERBCO's Board.

--------

         (43)     Del. Supr., 676 A.2d 436 (1996).

         (44)     Id. at 443.

         CERBCO, as a holding company, owned voting control of a subsidiary, Insituform East, Inc. ("East"). A third party approached the Eriksons in their capacity as directors and officers(45) of CERBCO to discuss the possible purchase of the subsidiary East. The Eriksons, however, steered the third-party towards buying their controlling interest in the parent CERBCO as a way to gain control of the subsidiary East. Thorpe, a CERBCO shareholder, filed a derivative suit claiming that the Eriksons had diverted from CERBCO the opportunity to sell East to the third-party. Thus, as is quite plain, in many respects the facts of CERBCO are similar to those here.(46)

         The Court of Chancery, following a trial, found that the Eriksons violated their duty of loyalty to CERBCO. "Despite finding this breach," however, "the Chancellor held that the plaintiffs would not be awarded damages since the defendants actions were wholly fair."(47) The Chancellor found that the Eriksons could not be penalized for their breach because they could veto any proposed transaction under 8 Del C. Section 27(48) and, thus, the plaintiff suffered no damage.

         The Supreme Court, in addressing the issue of the corporate opportunity, found that:

--------

         (45) Apparently, the third party was unaware of the Erikson's voting control over CERBCO. Id. at 438.

         (46) CERBCO also contains an extensive discussion of the Erikson's duties of loyalty to CERBCO. The facts germane to that discussion will be highlighted in the following section of this opinion.

         (47)     Id. at 441.

         (48) This section of the DGCL provides the procedure for a sale, lease, or exchange of all or substantially all of a corporation's assets.

         In this case, it is clear that the opportunity was one in which the corporation had an interest. Despite this fact, CERBCO would never be able to undertake the opportunity to sell its EAST shares. Every economically viable CERBCO sale of stock could have been blocked by the Eriksons under Section 271. Since the corporation was not able to take advantage of the opportunity, the transaction was not one which, considering all the relevant facts, fairly belonged to the corporation.(49)

The Court went on to find that the "Section 271 fights, not the breach [of the duty of loyalty], were the proximate cause of the nonconsummation of the transaction. Accordingly, transactional damages are inappropriate."(50)

         I understand the Supreme Court's holding in CERBCO to require a finding that, while majority shareholders may breach their duty of loyalty on similar facts, the powers inherent in the majority status generally preclude a plaintiff from claiming that a corporate opportunity has been usurped where the majority shareholder could have blocked the transaction in any event. This is so because no "interest or expectation" fairly belonged to the corporation since the majority could block the transaction at any time.

         The same reasoning leads to the same result in this case. Just as the Eriksons could block CERBCO's efforts to sell the subsidiary East, so Intermedia may block any undesirable transactions involving its subsidiary Digex.(51) Of course, CERBCO teaches that

--------

         (49)     CERBCO, 676 A.2d at 443.

         (50)     Id. at 444.

         (51) I acknowledge the plaintiff's lengthy argument that Intermedia was in no financial condition to resist any and all deals. While that may or may not be the case, no matter what the financial condition of Intermedia, one solution was to do exactly as it has--sell itself.

this power, held by the controlling shareholder, is not without limit. As is discussed more fully below, the exercise of that power is always constrained by the duty of loyalty.

         In some respects this case is clearer than CERBCO because here the complaining parties, Digex and its shareholders, are totally removed from the transaction between WorldCom and Intermedia. No Digex shares will change hands and, presumably, Digex's preexisting relationship with Intermedia will be the same. Intermedia would merely have a new owner.

         Because the defendants could block proposed transactions involving the sale of Digex, it seems unlikely that Digex and its shareholders could have a legally cognizable interest or expectancy in a WorldCom-Digex deal. In the absence of such a protectible interest, plaintiffs have no reasonable probability of success on the merits of their corporate opportunity claim.

                  2. Did defendants breach their duty of loyalty in negotiating the WorldCom-Intermedia deal?

         In the context of the corporate opportunity claim, plaintiffs appear to rely upon two distinct theories as to how the defendants breached their fiduciary duties. First, they contend defendants breached the duty of loyalty by usurping a corporate opportunity, a claim which (as already mentioned) stands little chance of success. Second, they argue that the recent decision in McMullin v. Beran(52) requires a finding that the defendants breached their fiduciary duties by not conducting "a Revlon auction for Digex."

--------

         (52)     Del. Supr., ____ A.2d ____, No. 611, 1999, Holland, J. (Nov.
                  20, 2000).

         As to this second theory, Thorpe v. CERBCO again is instructive. There the Supreme Court separated the consideration of whether the defendants usurped a corporate opportunity and whether they breached their duty of loyalty. Since I have already addressed the corporate opportunity aspect of the argument, I now turn to the duty of loyalty aspect.

         The CERBCO Court found the Eriksons had breached their duty of loyalty to CERBCO. How the CERBCO Court reached that conclusion will guide this Court in determining whether the defendants have breached a duty of loyalty owed to the plaintiffs.

         In CERBCO, the third party approached the Eriksons, in their capacity as officers and directors, about the potential purchase of the subsidiary, East. The Eriksons, however, immediately steered the third-party towards purchasing their controlling block of CERBCO in order to gain control of East.(53)

         The Eriksons never informed the other CERBCO board members of this interest in the subsidiary East, but did inform them of the proposed sale of the Eriksons' stock. In fact, a member of the CERBCO board later specifically asked the Eriksons whether there had been any interest in a purchase of East. "The Eriksons denied that [the third-party] had ever made such an offer, and had [they] done so, the Eriksons indicated that they would likely vote their shares to reject it."(54)

--------

         (53)     Thorpe v. CERBCO, Inc., 676 A.2d at 438.

         (54)     Id. at 439.

         Ultimately, it was this lack of candor that led both the Chancellor and the Supreme Court to find that the Eriksons had breached their duty of loyalty.(55) To reach this result, the Court applied the following analysis:

         The shareholder vote provided by Section 271 does not supercede the duty of loyalty owed by control persons, just as the statutory power to merge does not allow oppressive conduct in the effectuation of a merger. Rather, this statutorily conferred power must be exercised within the constraints of the duty of loyalty. In practice, the reconciliation of these two precepts of corporate law means that the duty of a controlling shareholder/director will vary according to the role being played by that person and the stage of the transaction at which the power is employed.(56)

         In applying this analytical framework, the Court decided that since the Eriksons were approached in their capacities as directors of CERBCO, their loyalties should have been to the company. To satisfy their duty to act in good faith, the Eriksons should have informed the CERBCO board of the interest in East and CERBCO should have been able to explore that interest "unhindered by the dominating hand of the Eriksons."(57)

         The Court recognized that "[t]he Eriksons were entitled to profit from their control premium and, to that end, compete with CERBCO but only after informing CERBCO of the opportunity. Thereafter, they should have removed themselves from the negotiations and allowed the disinterested directors to act on behalf of CERBCO."(58) Finally, "[w]hile the

--------

         (55)     See id. at 441.

         (56)     Id. at 442 (citations omitted).

         (57)     Id.

         (58)     Id. at 442.

Eriksons did have a duty to present that opportunity to CERBCO, they had no responsibility to ensure that a transaction was consummated."(59)

         Thus, if one compares the Eriksons' behavior to that of the defendants here, I must consider whether the defendants adequately disclosed any potential interest or proposal to Digex and provided Digex a reasonable opportunity to act. If the defendants did not act in that manner, it may well suggest that they breached a duty of loyalty to Digex's minority shareholders.

         To answer this question, one must focus on the events that occurred between August 30, 2000, and September 1, 2000.(60) Viewing those events objectively, it appears that Digex, through its officers and non-interested directors, was apprised of the status of the various proposed transactions at all times. Despite preliminary posturing and expressions of general interest in the preceding months, the time frame at issue was compressed into a matter of a few days. The evidence indicates that WorldCom was interested in Digex and had

--------

         (59)     Id. at 444.

         (60) I note that the parties hotly contest the events on August 31, 2000, that led WorldCom to switch from a purchase of Digex to a purchase of Intermedia. After substantial discovery, the plaintiffs can point to little concrete evidence in the record to refute the defendants' claim that the decision to acquire Intermedia was solely WorldCom's decision. The plaintiffs point to much circumstantial evidence that suggests impropriety, yet after carefully reviewing the deposition testimony, together with later affidavits which in some respects contradict the depositions, it nonetheless appears doubtful to me that the plaintiffs will be able to overcome the testimony that the decision to switch deals was WorldCom's alone. For the sake of this discussion, however, I will limit my references and consideration to those facts that are not seriously in dispute.

considered various ways to gain control of it. Among those options was either a purchase of Digex itself or of Intermedia to gain control of Digex.

         On August 30, WorldCom representatives contacted the bankers that were assisting Intermedia in exploring its options, two of which were either selling itself or selling its "crown jewel," Digex. WorldCom was told that a purchase of Digex would require an offer of upwards of $120.00 per share. WorldCom was not deterred and began due diligence. WorldCom was aware that it was working to beat a September 1, 2000, deadline. Digex representatives were immediately notified of this new interest. Thus, at this point, Digex, through its representatives, was aware of WorldCom's initial interest in the company.

         Sometime on August 31, however, WorldCom decided that a purchase of Intermedia was more desirable than a purchase of Digex because of the significant cost savings. WorldCom made a preliminary inquiry into what price Intermedia would seek, and was told that it could purchase Intermedia for $39.00 per share. As WorldCom found this initial term agreeable, it decided to shift its due diligence to consider a purchase of Intermedia with consummation of the deal the following day. Shortly after the change in the deal, the Digex officers and non-interested directors were informed of the change. Thus, within a very short time, Digex had notice that it was no longer the focus of a WorldCom deal.

         These facts are not in serious dispute. Viewed in light of CERBCO's analysis, they lead me to conclude, although provisionally, that the defendants did not breach their duties of loyalty to the plaintiffs at this juncture in the negotiation process. Digex had notice of WorldCom's interest from the beginning, although it had been assured by Intermedia's representatives that any negotiated sale of Intermedia's majority interest in Digex would seek to include an offer for the minority public shareholders. Moreover, Digex apparently was notified of WorldCom's change of heart within a short time of the switch. At this point, I do not find persuasive the plaintiffs' contention that the deal was a fait accompli merely because there had been a preliminary agreement as to price. Although I recognize that an effort by Digex to revive a WorldCom-Digex deal may have been futile considering Intermedia's stance, the defendants only had to give fair notice of the opportunity to Digex. In these circumstances, I do not think it likely that plaintiffs can show the Intermedia defendants, as a controlling stockholder, had a duty to see that a particular transaction involving Digex was consummated.

         Nor does the defendants' behavior approach the egregiousness of the Eriksons. Unlike CERBCO, Digex knew of WorldCom's initial interest from the beginning. Moreover, defendants made no attempt to conceal the fact that the deal had changed. As this Court found in another case with analogous facts:

         Although we encourage directors to aspire to ideal corporate governance practices, directors' actions need not achieve perfection to avoid liability. Directors must adhere to the minimum legal requirements of the corporation law. Although the defendants failed to act as a model director might have acted, for the above reasons and on the undisputed facts I conclude, as a matter of law, they did not breach a legal duty.(61)

--------

         (61) Cooke v. Oolie, Del. Ch., C.A. No. 11134, Chandler, C. (May 24, 2000) mem. op. at 45.

Based on my review of the mostly undisputed evidence at this juncture, I conclude that plaintiffs have not demonstrated a reasonable likelihood of success on the merits of their breach of the duty of loyalty claims.

         3. Are the defendants estopped from completing a WorldCom-Intermedia deal?

         An additional matter I must address is an argument that the plaintiffs raise in their reply brief-that the defendants should be estopped from agreeing to a sale of Intermedia.(62) The gist of the argument is that Intermedia promised Digex and its shareholders that any transaction Intermedia pursued would necessarily involve the concomitant purchase of the minority interest in Digex.

         This argument takes its genesis from Intermedia's early expressions that it needed to complete some kind of deal to rectify adverse financial conditions. To that end, Intermedia issued a press release in July, 2000, stating that it had "retained Bear Stearns to explore strategic alternatives with regard to Digex, including the possible sale of Intermedia's ownership position in Digex to another company.(63) The plaintiffs also point to the board minutes from a June 29, 2000, board meeting for the proposition that Intermedia promised that any deal it sought would include Digex's minority shareholders. The passage they highlight states: "Responsive to a question from one of the directors, Mr. Sutcliffe indicated

--------

         (62) Pls.' Reply Br. states the argument as: "Intermedia's fiduciary duties, as well as the doctrines of promissory estoppel and equitable estoppel, prevent Intermedia from selling its shares in its own interest in this case." Reply Br. at 19.

         (63) Pls.' Ex. 13 (July 11, 2000, Intermedia press release) (emphasis added).

that it was Intermedia's present intention to require from any proposed purchaser of Intermedia's equity interest in Digex an undertaking to make a comparable offer available to the public stockholders of [Digex]."(64)

         The plaintiffs' arguments on this issue, and the supporting evidence they rely upon, demonstrates their fundamental misunderstanding of Intermedia's intentions. This misunderstanding, perhaps, explains in part the catalyst for this litigation. The record evidence, however, does not fairly support such a broad reading of Intermedia's intentions. Intermedia clearly expressed its intention that if it sold its majority stake in Digex, it would seek a comparable deal for the minority shareholders. This is the sum and substance of the evidence on this point at this preliminary stage of the proceeding, and it cannot be understood (at least not yet) as promising anything more or anything less. One certainly cannot read the evidence as legally obligating Intermedia to secure a transaction for the Digex minority shareholders when Intermedia sells itself. Moreover, based on the limited available evidence at this juncture, one could not reasonably conclude that Intermedia made a blanket promise that any deal it considered would necessarily involve a deal for the Digex minority. Given the state of the record, plaintiffs' estoppel theory does not appear reasonably likely to succeed on the merits.

--------

         (64)     Quote taken from Pls.' Opening Br. at 6 (emphasis added).

                  4.       Is this a Revlon case?

         Although presented awkwardly and belatedly, I will address plaintiffs' argument that "[t]he individual defendants breached their fiduciary duties under Revlon."(65) It is a well-known principle of Delaware corporate law that the decision in Revlon v. MacAndrews & Forbes Holdings, Inc.(66) requires a board to maximize the value to all shareholders when a sale of control of the business is inevitable.(67) Plaintiffs insist that a sale of Digex was inevitable and that an auction was required to be held to that end, in accordance with Revlon. For several reasons, I also believe this version of the corporate opportunity claim enjoys little likelihood of succeeding on its merits.

         First, plaintiffs' so-called Revlon claim is not properly before the Court. Several plaintiffs asserted Revlon claims in their original complaints, but all of these claims were voluntary dropped when the consolidated class and derivative complaint was filed. Thus, no properly alleged Revlon claim exists for this Court to consider.

         Second, even if such a claim were properly alleged, it would have little likelihood of success. Revlon and its progeny address the policy concern that minority shareholders are particularly vulnerable when a proposed transaction will result in a change of control in their corporation.(68) This concern by the courts stems from the concept that "[w]hen a majority

--------

         (65)     Pls.' Reply Br. at 7.

         (66)     Del. Supr., 506 A.2d 173 (1985).

         (67)     Id. at 182.

         (68) See McMullin v. Beran, Del. Supr., ___ A.2d ___, No. 611, 1999, Holland, J. (Nov. 20, 2000); Paramount Communications, Inc. v. QVC Network, Inc., Del. Supvr., 637 A.2d 34 (1994); and Paramount Communications, Inc. v. Time, Inc., Del. Ch., C.A. No. 10866, Allen, C. (July 17, 1989), aff'd, Del. Supr.,
                  571 A.2d 1140 (1990).

of a corporation's voting shares are acquired by a single person or entity, or by a cohesive group acting together, there is significant diminution in the voting power of those who thereby become minority stockholders."(69)

         In this case, however, no "change of control" is proposed regarding Digex. The Digex minority existed before the proposed merger and it will not change under the proposed transaction. What will change is the ownership of Digex's majority shareholder, Intermedia.(70)

         Finally, it is important to recognize that any effort to sell Digex in a Revlon-style auction would appear to be futile.(71) As Vice Chancellor Lamb observed in Odyssey Partners, L.P. v. Fleming Co., Inc.:(72) "Revlon duties do not arise where the directors do not

--------

         (69)     Paramount Communications Inc., 637 A.2d at 42.

         (70) It is noteworthy that the Supreme Court's recent decision in McMullin appears to indicate that even if Intermedia were selling its approximately 60% equity interest in Digex, rather than selling itself, that transaction also would not trigger Revlon. See McMullin, ___ A.2d at ___, No. 611, 1999 at 18-19)
                  ("The Amended Complaint does contend that the Chemical Board's recommendation to approve the Lyondell Transaction implicated the directors' ultimate fiduciary duty that was described in Revlon and its progeny- to focus on whether shareholder value has been maximized. We agree with that contention because, rather than selling only its own 80% interest, ARCO negotiated for, with the Chemical Board's approval, the entire sale of Chemical to Lyondell." (emphasis added)).

         (71) See McMullin at 17. See also Bershad v. Curtis-Wright Corp., Del. Supr., 535 A.2d 840, 845 (1987) (noting "futility" of directors "assum[ing] the role of auctioneers" where majority stockholder had power to thwart any such efforts).

         (72)     Del. Ch., 735 A.2d 386, 416 (1999).

have the power to control the terms on which a sale of the company takes place." Where, as here, a majority shareholder can block proposed transactions involving a sale of control, the courts will not require a board of directors to engage in a futile exercise, even though the board continues to own requisite fiduciary duties to its shareholders.(73) This claim thus has little chance of ultimate success.

         To summarize, it does not appear that the plaintiffs' direct and related claims-that the defendants usurped a corporate opportunity allegedly belonging to Digex-have a reasonable probability of success on the merits. First, Digex had no "interest or expectancy" in a WorldCom-Digex transaction that fairly belonged to it. Second, the evidence suggests that Digex was informed of WorldCom's initial interest in evaluating a purchase of Digex. It does not appear that that matter was concealed from Digex by the defendants. In addition, Digex, through its representatives, was notified that WorldCom's interest had switched to purchasing Intermedia. Third, it does not appear that the evidence would support a conclusion that the defendants made an enforceable "promise" that in any event the Digex minority shareholders' interests would be purchased. Nor does the record indicate that the Intermedia defendants made unequivocal statements that all of Digex would be sold. Finally, Digex had no power to compel its majority stockholder, Intermedia, to sell Digex in a Revlon-style auction.

--------

         (73) See McMullin at 17 ("Under the circumstances presented in this case, although the Chemical Board could not effectively seek an alternative to the proposed Lyondell sale by auction or agreement, and had no fiduciary responsibility to engage in either futile exercise, its ultimate statutory duties under
                  Section 251 and attendant fiduciary obligations remained inviolable.") (emphasis added).

         Accordingly, I am not persuaded that plaintiffs have demonstrated a reasonable likelihood of success on the merits of the various claims they have made under the rubric of the corporate opportunity theory.

                              IV. SECTION 203 CLAIM

         In their second claim, the plaintiffs argue that the interested Digex directors breached their fiduciary duties by causing Digex to improperly waive
Section 203 of the DGCL. Specifically, the plaintiffs assert that because the waiver was accomplished by the vote of the four Intermedia-affiliated Digex directors, and against the vote and advice of the three independent Digex directors, the vote must be judged under the entire fairness standard. Plaintiffs contend that the defendants have failed to meet this standard.

         I first turn to the operative statute. The applicable provisions of
Section 203 read as follows.

         (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

                  (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

                  (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.(74)

         As is clear on its face, once an entity becomes an "interested stockholder," Section 203, subject to certain exemptions, prohibits business combinations between a Delaware corporation and that shareholder for a period of three years.(75) There is no dispute between the parties that WorldCom will become an interested shareholder in Digex as a result of the merger and that WorldCom intends to enter into transactions with Digex where the prohibitions of
Section 203 would apply absent an exemption. As a result, although WorldCom believes that it would come within the statutory exemption provided by Section 203(a)(2) for interested stockholders holding 85% or more of the "voting stock" of the corporation, WorldCom also sought the additional certainty that would come with a Section 203(a)(1) waiver agreed to by the Digex board of directors. WorldCom was not content to rely merely on the 85% shareholder exemption because it recognized that the application of the Section 203(a)(2) exemption in situations involving "super-voting rights" has not been definitively ruled upon by the Delaware courts. There is also no dispute that the Digex board voted to waive the protections afforded by Section 203. Instead, the plaintiffs contend that the vote to waive Section 203 amounted to a breach of fiduciary duty.

         The defendants make three arguments that the Section 203 waiver did not constitute a breach of fiduciary duty and therefore will not support preliminary injunctive relief. First,

--------

         (74)     8 Del. C. Section 203(a).

         (75) See generally 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations and Business Organizations, 3rd ed. Sections 6.13-6.34 (1998).

defendants contend that Section 203 will not prohibit a future business combination between Digex and WorldCom because even if the waiver was invalid, WorldCom still is exempt from Section 203 because it will possess over 85% of the Digex voting power. Second, the defendants assert that the plaintiffs are asking for an advisory opinion because no business combination has yet been presented to Digex and, therefore, this dispute is not ripe for adjudication. Third, the defendants argue that the Section 203 waiver was, in any case, entirely fair to the Digex shareholders.

         A.       Does the 85% exemption apply to WorldCom?

         The facts are undisputed by either party that upon the completion of the merger, WorldCom will possess well over 85% of the voting power of Digex but well under 85% of the number of outstanding voting shares of Digex.(76) The three year waiting period imposed by Section 203, the Delaware anti-takeover statute, does not apply where "upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced" excluding certain shares for the purposes of determining the number of shares outstanding.(77) The interpretation of the term "voting stock," therefore, lays directly at the center of this dispute

--------

         (76) Defendants state that WorldCom will own a 94.2% voting interest in Digex. Def. Intermedia's Br. at 35. The economic interest is 52%.

         (77)     8 Del. C. Section 203(a)(2) (emphasis added).

whether Section 203 limitations would apply to WorldCom absent the waiver.(78) Simply put, if "85% of the voting stock" refers to voting power, WorldCom would be exempt from Section 203. If "85% of the voting stock" refers to the number of shares held in the corporation as a percentage of its outstanding number of shares, then WorldCom would need to rely on the vote of the Digex board to waive its Section 203 protections.

         The primary support for the defendants' reading of the term "voting stock" is found in Section 212(a) of the DGCL. Section 212(a) states in relevant part:

         If the certificate of incorporation provides for more or less than 1 vote for any share, on any matter, every reference in this chapter to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.(79)

         Based on Section 212(a), the defendants assert that ownership of "voting stock" under Section 203 must be measured by the voting rights of that stock rather than the number of shares of that stock entitled to vote, where, as here, the certificate of incorporation provides for a class of stock with super-voting rights.(80)

--------

         (78) The Court also notes that Section 203(a)(2) is not the only section of that statute to rely on the definition of "voting stock." The other provisions of Section 203 that contain this term include the definition of interested shareholder and the
                  Section 203(a)(3) exception involving approval for a business combination by a two-thirds vote of the minority shareholders. The exemption provided by Section 203(b)(4) also relies on the concept of "voting stock." Under that exception, a corporation will not be subject to Section 203 even if shares of non-voting stock or voting debt instruments may be outstanding and may satisfy one or more of the Section 203(b)(4)-criteria.

         (79)     8 Del. C Section 212(a).

         (80) As stated above, the Digex Certificate of Incorporation provides for a Class B stock with super-voting rights, ten votes per share.

         There are problems, however, with this admittedly straightforward reasoning. First, Section 203 includes a definition of the term in question, "voting stock." Where a statute specifically defines an operative term in a definitional section, a court will be bound by that definition and shall not resort to another statute to interpret that term.(81) Second, the interpretation presented by defendants is not at all clear upon analyzing the language and context in which the term "voting stock" is used in Section 203(a)(2). Section 203(c) defines "voting stock" and limits that definition strictly to use of that term within Section 203 in stating:

         As used in this section only, the term: . . . (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.(82)

         Under this definition, for purposes of determining whether a shareholder has acquired the 85% figure of Section 203(a)(2), the Legislature effectively excluded any need for an interested shareholder to acquire outstanding non-voting shares or shares of stock that have a limited right to vote for the election of directors.(83) Similarly, voting debt instruments are not

--------

         (81)     Stiftel v. Malarkey, Del. Supr., 384 A.2d 9, 21 (1977).

         (82) 8 Del. C. Section 203(c)(8). This definition was amended effective July 1, 1995. At the time of the original adoption of Section 203 on February 2, 1988, the definition read as follows: "'voting stock' means stock of any class or series entitled to vote generally in the election of directors."

         (83) See Craig B. Smith & Clark W. Furlow, Guide to the Takeover Law of Delaware Section II.C, at 28 (1988) (hereinafter "Smith & Furlow").

included in the 85% calculation.(84) The Legislature did not signify that "voting shares" referred to the voting interest, not the equity interest, held by those shares.

         The language of Section 203(a)(2) itself can be interpreted to attest to the equity interest, not the voting power, interpretation of "voting shares." The statute explicitly states that as part of the 85% of voting stock calculation, one must determine "the number of shares outstanding" (emphasis added) excluding certain specified shares.(85) This is significant. The statute does not contemplate the number of votes outstanding. In calculating whether an interested stockholder has reached the 85% threshold, Section 203(a)(2) directs the Court to divide a number representing the interest held by the interested shareholder by the number of shares outstanding. The number representing the interest of the interested shareholder must therefore also be expressed in terms of the number of shares, not votes, controlled if this calculation is to make any sense. If, instead, the statute intended for us to divide the number of votes held in shares owned by the interested shareholder by the outstanding number of votes (that is, to calculate the "voting power" of the interested shareholder), the statute would properly direct us to exclude certain shares for the purposes of calculating the outstanding number of votes. The statute therefore seems to place the emphasis in the term "voting stock" on the term "stock" and not the term "voting."

--------

         (84)     See Smith & Furlow, Section IV.G, at 78-79.

         (85)     8 Del. C. Section 203(a)(2).

         Generally, where a statute is unambiguous, there is no reasonable doubt as to the meaning of the words used and the Court's role is then limited to an application of the literal meaning of the words.(86) Where, however, a statute is ambiguous and its meaning is not clear, the Court must rely upon its methods of statutory interpretation and construction to arrive at a meaning.(87) If a statute is reasonably susceptible to different conclusions or interpretations, it is ambiguous.(88) The fundamental rule in interpreting an ambiguous statute is to ascertain and give effect to the intent of the Legislature.(89)

         The legislative history of Section 203(a)(2), although ultimately unclear, strongly suggests that those contemplating the adoption of the statute believed they were talking about an economic equity percentage, not a voting power percentage. Section 203 received an unprecedented amount of scrutiny before its adoption.(90) Beginning on November 19, 1987, the initial discussion draft of the proposed Section 203 was distributed throughout the country and widely circulated among attorneys, academics, corporations, pension funds, federal officials, and others interested in developments in Delaware corporate law.(91) In all, more than 150

--------

         (86) See Delaware Solid Waste Authority v. The News-Journal Co., Del. Supvr., 480 A.2d 628 (1984).

         (87) Coastal Barge Corp. v. Coastal Zone Industrial Control Bd., Del. Supr., 492 A.2d 1242, 1246 (1985).

         (88)     Id.

         (89)     Id.

         (90) For a concise history of the debate in Delaware leading up to the adoption of Section 203, see Smith & Furlow, Section I.C, at 8-10.

         (91)     Smith & Furlow, Section I.C, at 9 n.23.

comment letters were received from sources as varied as members of the Securities and Exchange Commission ("SEC"), the Federal Trade Commission, corporate law academic departments, corporate law practitioners, stockholders, as well as other individuals with vested interests in takeover activity.(92) In a further attempt to broaden the scrutiny of Section 203, the Delaware Bar Association opened its deliberations to the public and sought public comment. These discussions surrounding Section 203 received wide national press coverage.(93) Upon signing the bill putting Section 203 into law, then-Governor Michael Castle stated that Section 203 was "the product of the most intense debate that I can remember in 20 years in government."(94)

--------

         (92) Smith & Furlow, Section I.C, at 9. For examples of these comment letters, see Smith & Furlow, Appendices C-N, at 155-232.

         (93) See, e.g., Francine Schwadel, Delaware Fails to Adopt a Law on Takeovers, Wall St. J., June 16, 1987, at 2; Paul M. Barrett, Delaware Moves Closer to Adopting Law to Deter Hostile Takeovers, Wall St. J., Dec. 9, 1987, at 41; Robert Samuelson, Corporate Socialism, Newsweek, Dec. 28, 1987, at 42; Washington Crosses Delaware, Wall St. J., Dec. 31, 1987, at 6; Elliott D. Lee & Paul M. Barrett, Anti-Takeover Bill Passes in Delaware, Wall St. J., Jan. 29, 1988, at 9.

         (94) Statement By Governor Michael Castle Regarding House Substitute Bill 396, Signed February 2, 1988, reprinted in Smith & Furlow, Appendix CC, at 339.

         There are several sources to consider in attempting to appraise the true legislative intent and purpose behind Section 203.(95) The Legislature itself included a basic summary of the intent of Section 203 in the Synopsis to House Bill 396, which was eventually adopted as Section 203:

         Section 203 is intended to strike a balance between the benefits of an unfettered market for corporate shares and the well documented and judicially recognized need to limit abusive takeover tactics.(96)

         Among the comments and submissions considered by the Legislature before the adoption of Section 203, two members of the Council of the Corporation Law Section of the Delaware Bar Association submitted a report to the Delaware General Assembly concerning the proposed Section 203. The report lists six principal advantages of the statute. Among these advantages, the authors noted that:

--------

         (95) In assessing the purpose of the entire statute after reviewing the record leading to its adoption, the District Court of Delaware noted:

                  The statute offers protection to independent shareholders by preventing certain dealings between a successful offeror and the target corporation. In so doing, the statute eliminates most unsanctioned (by the target's board with or without the shareholders) freeze-outs, or post-tender offer mergers between the offeror and the company whereby remaining shareholders are forced to sell their stock for cash or securities. Preventing unapproved mergers also effectively eliminates many leveraged buyouts, in which the assets of the target company provide resources for servicing the debt incurred by the bidder in taking control.

         BNS Inc. V. Koppers Co., 683 F. Supp. 458, 469 (D. Del. 1988) (preliminarily upholding the constitutionality of Section 203).

         (96) Synopsis to H.B. No. 396. Several such abusive takeover tactics were discussed in CTS Corp. v. Dynamics Corp. of America, 481 U.S. 69 (1987) (upholding the Indiana control share acquisition statute, a precursor to Delaware's adoption of its anti-takeover statute, Section 203) and Unocal v. Mesa Petroleum Co., Del. Supr., 493 A.2d 946, 956 (1985).

         The statute creates a balance between offeror on one hand and shareholder body on the other. The offeror has the seven outs. The shareholders can insist upon a price which is sufficiently good to take out 85% of their number. The stockholders are given bargaining strength through their board of directors who will negotiate for them in a takeover situation. The only way that stockholders can act effectively as a group to negotiate with an offeror is through their board of directors elected by them. They cannot take effective action independently or even as a group.(97)

This language strongly suggests that the members of the Corporation Law Section of the Delaware State Bar Association interpreted "85% of the voting stock" to refer to the number of shares, not votes, owned by an interested shareholder. This language also emphasizes the crucial role directors must play in protecting the interests of shareholders during a possible change of control.


         The intense debate over Section 203 in part centered on Section 203(a)(2). Specifically, the 85% shareholder exemption was one of the most disputed provisions in the entire statute and received a tremendous amount of scrutiny. Among the most vociferous opponents of the 85% shareholder exemption (originally set at 90%) was then-SEC Commissioner Joseph Grundfest. In a series of letters and testimony before the Delaware Legislature, Commissioner Grundfest objected to the 85% exemption because of the unreasonably onerous burden he believed this requirement would place on tender offers.(98) According to

(97)     Michael D. Goldman & Edward M. McNally, "The Delaware Takeover Statute:
         A Report to the Delaware General Assembly, "Section 4(b)(1988) (emphasis added).



(98) See Letter from Joseph Grundfest, Commissioner of the SEC, to David Brown, Secretary of the Council of the Corporation Law Section of the Delaware State Bar Association (Dec. 10, 1987), reprinted in Smith & Furlow, App. E, at 161-77; Letter from Joseph Grundfest, to David Brown (Dec. 18, 1987), reprinted in Smith &

Grundfest, after an investigation by the SEC's Office of the Chief Economist, he was "aware of no case in which a tender offer obtained more than 90% of the target's shares despite management opposition."(99) In a subsequent letter, Grundfest argued to lower the then 90% threshold based on a table consisting of data showing "the number of shares tendered as a percentage of the shares not already owned by the bidder."(100) On the other side in this debate, Martin Lipton of the firm Wachtell, Lipton, Rosen & Katz, argued that even the 90% exemption level would create a "barn-door size exception" to Section 203 and that it would "be a rare situation where a tender offer will not attract 85% of the target's non-management

         Furlow, App. F, at 179-189; Letter from Joseph Grundfest to David Brown (Dec. 22, 1987), reprinted in Smith & Furlow, App. G, at 191-93; Letter from Joseph Grundfest to E. Norman Veasey (Dec. 31, 1987), reprinted in Smith & Furlow, App. H, at 195-99; Statement of Joseph A. Grundfest before the House Judiciary Committee of the Delaware State Legislature of January 20, 1998, reprinted in Smith & Furlow, App. V, at 277-86.



(99) Letter from Joseph Grundfest to David Brown (Dec. 10, 1987), reprinted in Smith & Furlow, App. F, at 184-85.


(100) Letter from Joseph Grundfest to David Brown (Dec. 18, 1987), reprinted in Smith & Furlow, App. F, at 184-85.

         stock."(101) Apparently in response to the concerns expressed by Grundfest and others, the recommended bill ultimately lowered the percentage exemption from 90% to 85%.(102)

         Goldman and McNally's report to the Delaware General Assembly directly took on the issue of the proper percentage exemption:

         Question: Should the one transaction acquisition percentage be lowered from 85% to 80%?

         Answer: No. The statute is designed to defend against the inadequate offer for all stock. If an offer is a good one, it should obtain 85% of the stock of the company. This is particularly so where the proposed statute eliminates from the 85% figure stock owned by director-officers and by employee stock plans. The Corporate Law Council and section of the Bar Association believe that 80% is too easy to attain. Moreover, other states having this type of law have no percentage out.

         The votes required by Section 203 have been carefully calculated to provide the least intrusive measure possible that will still allow the statute to limit the abusive takeover tactics to which it is directed. Thus, Section 203 permits an acquiror to go forward with a business combination within three years if he acquires 85% of the stock because that should require hi to make his best offer as the way to maximize his chances of success. Anything less than his best offer will jeopardize that success.

         The 85% threshold is set at that level because there is evidence that less-than-full-price, coercive tender offers are frequently able to obtain stock tenders of
_________________________

(101) Statement of Joseph A. Grundfest before the House Judiciary Committee of the Delaware State Legislature of January 20, 1998, reprinted in Smith & Furlow, App. V, at 282-83 (quoting memorandum dated November 23, 1987 from Marlin Lipton of Wachtell, Lipton, Rosen & Katz to clients); See also BNS v. Koppers, 683 F. Supp. at 471.



(102)    BNRS v. Koppers. 683 F. Supp. at 471.

         80% or better. Thus, unless Section 203 set a greater than 80% threshold requirement, it would not preclude the very evil it seek to prevent.

         . . . [As an example of how the statute shall work,] if insiders hold no stock, the acquiror must obtain 85% of the stock outstanding, but if insiders held 10% of the stock, then the acquiror must obtain only 75.5% of the total stock outstanding (i.e., 85% of the 90% not held by insiders).(103)

                  The comments and interpretations of those involved in the public debate of Section 203(a)(2)'s 85% exemption imply that these individuals believed that the 85% figure referred to the percentage of equity that agreed to tender, not of the voting power held by those shares. After an extensive search, the Court has been unable to find any reference to the concept of "voting power" in any of the numerous comments and statements that were put forward during the debate. Rather, both sides only argued on what should be the appropriate percentage of post-tender ownership required to exempt an interested shareholder from the Section 203 prohibitions.



                  As this debate over the 85% threshold exception evidences,
         Section 203(a)(2) was crafted with the procedures of tender offers in mind. The primary policy motivation behind this statute was to deter potential acquirers from using two-tiered highly leveraged tender offers.(104) The main argument in support of any percentage exemption was that if an offer successfully attracted such a significant percentage of the voting shareholders of a
_________________________

(103) Goldman & McNally,Section Questions and Answers (1988) (citations omitted) (emphasis added).

(104)    See Goldman & McNally, Exec. Summ. Section 2.

        corporation, then the tender offer must be a good one.(105) In conducting a tender offer, the number of votes a given share possesses at the time of the decision to tender does not figure into the percentage of shares that have decided to tender although the number of votes may determine an acquirer's ability to elect directors and direct corporate policy.(106) The primary policy reason to provide the 85% exemption was to allow tender offerors an exemption from Section 203 if their offer was sufficiently attractive to such a high percentage of the outstanding shares of the corporation. The situation presented here defeats that intent.


(105)    See Goldman & McNally, Exec. Summ. Section 4(b).


(106) The Court notes that Section 203 in no way forecloses all possible avenues for an interested shareholder with a large amount of voting power to assert its will over a corporation. Goldman and McNally name six paths that remain open, including a proxy contest to elect directors of that shareholder's own choosing, They noted that Section 203:

                  (a) Does not interfere with any right of an interested stockholder to make a tender offer directly to the stockholders.


                  (b) Does not interfere with market purchases of additional share by an interested stockholder.

                  (c) Does not prevent an interested stockholder from electing its own board of directors.

                  (d) Does not interfere with a proxy contest by an interested stockholder to elect a board of directors.

                  (e) Does not prevent an interested stockholder who has attained control of a target from carrying on the company's business in an ordinary manner or from entering into merger or other business combination so long as it is with unrelated parties.

                  (f) Finally, it does not prevent an interested stockholder from entering into a business combination if he obtains the consent of two thirds of the disinterested owners of voting stock.



Goldman & McNally, Exec. Summ. Section 3 (quoted in 1 Balotti & Finkelstein, at Section 6.16).

                  To demonstrate this point, let us assume that a certain hypothetical shareholder acquires 40% of the equity of a firm through a tender offer aimed specifically at certain super-voting shares of that company. Through these super-voting shares, this equity stake translates into voting power of 90%. Thereby, that shareholder has in no way made an offer that is attractive to a majority of the firm's outstanding equity, but defendants would have this Court believe that this shareholder has satisfied the exemption. This is exactly the type of behavior the statute is meant to apply to and prevent.



                  Now, push this hypothetical closer to the facts at hand. Let us instead assume that a hostile takeover bid is able to entice 52% of the outstanding shares of a company to accept an initial tender offer. Further, assume that that 52% equity stake represents 94% of the voting power of the target corporation. Would the hostile acquirer be exempt under Section 203(a)(2) and therefore able to effect a second step squeeze-out using whatever financing the acquirer chooses? The Court suspects that the answer to that question would be a resounding no. Similarly, WorldCom's desire to circumvent the prohibitions of Section 203 with its 94% voting power while its equity interest in Digex is well below the 85% threshold most likely contradicts the policy concerns that animated the statute.



                  Defendants counter this policy argument with one of their own. Essentially, the defendants argue that this could not possibly be the proper policy intention behind the 85% exemption because, following that same logic, an "interested shareholder" would only reach the 15% threshold if that shareholder owns 15% of the outstanding economic equity of a corporation and not merely 15% of the outstanding voting power of the corporation. The defendants assert that this would have major implications for shareholders everywhere and it is not at all what the Legislature intended. Using the example of a hypothetical shareholder who owns 10% of the equity of a corporation yet controls 51% of its voting power, the defendants argue that, to be consistent, that shareholder could not be considered an interested shareholder subject to
        Section 203 even though she could enter into transactions and determine corporate policy. The defendants posit that interpreting "voting shares" in terms of equity, and not voting, would therefore render the statute powerless towards this hypothetical shareholder. But I think the defendants choose to ignore the implications of their hypothetical to the present case-where this difference between the equity interest and the voting interest of WorldCom in Digex similarly presents the potential for abuse. Defendants assert that their hypothetical shareholder would circumvent, and effectively "gut," the statute. In a very practical sense, the position taken by the defendants in this case may have already accomplished that task.


                  For present purposes though, let us continue to assume that the legislative record and policy motivations on the issue of the 85% exemption actually provide no definitive answers in instances involving super-voting stock. The Court notes, however, that although the legislative record arguably may not speak directly to the subtleties of the "voting stock" issue, the possibilities presented by super-voting stock were clearly within the purview of the debate surrounding the drafting and adoption of Section 203. Before the adoption of Section 203, a number of Delaware corporations had begun to experiment with defensive techniques based on "scaled voting" in which voting power decreases in proportion to increased equity ownership(107) and "tenure voting" which keys voting power to the duration of ownership.(108)


         Moreover, super-voting, rights are certainly not a new invention under Delaware law and were well known and understood by those drafting and commenting on Section 203 before its adoption. The DGCL has long recognized that, with respect to corporations authorized to issue stock, voting rights of that stock may be varied by the certificate of incorporation as between classes and as between series within a class. Thus, the right to vote certain shares may be denied entirely, may be limited to certain matters, more or less than one vote may be given to the shares of any class or series, and the separate vote of a class or series may be required as a prerequisite to specified corporate actions.(109) All of these voting right possibilities existed at the time of the adoption of Section 203. Nevertheless, it appears that the Legislature left open many potential questions regarding the application of Section 203. In the words of one set of commentators soon after the enactment of the statute, "[w]hile
Section 203 should not directly affect such voting arrangements, certain aspects of those arrangements

----------
(107)    See, e.g., Providence & Worcester v. Baker, Del. Supr., 378 A.2d 121
         (1977).

(108) See, e.g., Williams v. Geier, Del. Supr., 671 A.2d 1368 (1996) (holders of common stock on record date would receive ten votes per share, and upon sale or other transfer, each share would revert to one vote per share status until that share was held by its owner for three years).

(109)    8 Del. C. Sections 102(a)(4), 102(b)(1), 102(b)(4), 151(a), 212(a);
         see also 1 Balotti & Finkelstein, at Section 5.6.

may present interesting interpretive challenges under Section 203. . . . Does
Section 212(a) apply to Section 203?" (110) The authors, like the Delaware Legislature, apparently left that unanswered question for the Delaware courts to decide.

         Irrespective of the final answer to the question of what is the proper interpretation of "85% of the voting shares" in Section 203(a)(2), there is no dispute that this is a close question of Delaware law where strong arguments have been put forward by both sides. In particular, the strength of the Section 212(a) related definition seems to be belied by the policy rationales and the legislative intent behind the statute. Moreover, the language of the statute itself simply offers no definitive answers.

         Further, as will be discussed in more depth in Part IV, B, immediately below, the Court has not been convinced that this defense is legally ripe. Rather, a decision on WorldCom's qualification for the 85% shareholder exemption would be purely advisory at this point in time.

         Given the difficulty and complexity of this legal issue, there is no question that the Section 203 waiver had redundant value to WorldCom. WorldCom, as well as Intermedia and Digex, were all advised by able legal counsel regarding the applicability of Section 203 and these attorneys disagreed on the proper interpretation. Perhaps more importantly, based on this disagreement, as well as the recognition of each lawyer in this matter who advised any of the parties on the applicability of Section 203, there was no way to definitively know at the time

--------

(110) Smith & Furlow, at 102.

of the waiver vote whether WorldCom actually would qualify for the 85% exception. This alone is enough for this Court to conclude that the waiver had value and granted some degree of bargaining leverage to Digex. The directors of the Digex board, regardless of the ultimate applicability of Section 203 to WorldCom after the completion of this merger, had a fiduciary obligation that fully applied to them during the vote to grant WorldCom a waiver of the prohibitions contained in Section 203.

         B. Is This Claim Ripe for Adjudication?

         The defendants next argue that until WorldCom actually proposes a "business combination" within three years after the closing of the merger, there will be no threatened injury and no claim to analyze. This argument mischaracterizes the plaintiff's claim. In reference to the discussion immediately above, the defendants make a strong case that, in fact, their initial defense regarding the applicability of Section 203 is not ripe for analysis at this point in time. That is, even if the Court could come to a conclusion regarding WorldCom's qualification for the 85% exemption, a decision on that argument presented by the defendants would be purely advisory. The plaintiffs do not challenge any conduct by WorldCom that is governed by Section 203 though. Rather, the plaintiffs have asserted a fiduciary duty claim, not a statutory claim, against the interested directors of Digex. For the reasons stated below, I find that this claim is ripe and not hypothetical.

         In determining whether a given claim is indeed ripe,

         a practical evaluation of the legitimate interest of the plaintiff in a prompt resolution of the question presented and the hardship that further delay may threaten is a major concern. Other necessary considerations include the prospect of future factual development that might affect the determination to be made; the need to conserve scarce resources; and a due respect for identifiable policies of the law touching upon the subject matter of the dispute.(111)

Here, the plaintiffs' claim concerns the vote to waive the protections offered by Section 203, a vote that has already occurred. All the facts relevant to this vote occurred in the past and left the full factual record in its wake.

         Regardless of how Section 203 will apply to WorldCom in the future, there is no dispute that the waiver was a negotiated term, referenced in the merger agreement itself, and had value to all parties concerned in the transaction. A resolution of this matter is of the utmost importance to all of the parties as the merger moves toward receiving the approval of Intermedia's shareholders and the closing presumably soon thereafter. The Court also notes that corporate fiduciaries must be given clear notice of what conduct is and is not allowed.(112) This claim is clearly ripe and not simply hypothetical.

        C. Was the Section 203 Waiver Entirely Fair to the Digex Shareholders?

       On its face, Section 203 does not bar interested directors from participating in a vote to approve a transaction in which an entity becomes an interested stockholder.(113) Nevertheless, directors must at all times abide by their fiduciary duties owed to the shareholders of the

--------------
(111) Schick, Inc. v. Amalgamated Clothing and Textile Workers Union, Del. Ch., 553 A.2d 1235, 1239 (1987) (footnote omitted).

(112) Siegman v. Tri-Star Pictures, Del. Ch., C.A. No. 9477, Jacobs, V.C. (May 30, 1989).

(113) 8 Del. C. Section 203(a)(1). See Smith & Furlow, at 36, n.6 corporation.(114) When the directors of a Delaware corporation appear on both sides of a transaction, the presumption in favor of the business judgment rule is rebutted and the directors are required to demonstrate their "utmost good faith and the most scrupulous inherent fairness of the bargain."(115)

         Where a director holds dual directorships in the parent-subsidiary context, there is no dilution of this obligation to demonstrate the entire fairness of specific board actions.(116)

Thus,

         . . . individuals who act in a dual capacity as director of two corporations, one of whom is parent and the other subsidiary, owe the same duty of good management to both corporations, and in the absence of a independent negotiating structure, or the directors' total abstention from any participation in the matter, this duty is to be exercised in light of what is best for both companies.(117)

         Here, the Section 203 waiver decision must be analyzed under the rubric of entire fairness as all four votes to waive the protections were made by directors who not only sat on both the boards of Intermedia and Digex, but also possessed substantial direct, personal financial

--------

(114)  See Guth v. Loft, Inc., Del. Supr., 5 A.2d 503 (1939).

(115)  Weinberger v. UOP, Iinc., Del. Supr., 457 A.2d 701, 710 (1983).

(116)  Id. (citing Levien v. Sinclair Oil Corp., Del. Ch., 261 A.2d 911 (1969)).

(117)  Id. at 710-11 (citing Warshaw v. Calhoun, Del. Supr., 221 A.2d 487, 492
       (1966) (citation omitted)).

interests in the proposed transaction.(118) The waiver by the Digex board therefore demands careful scrutiny, as the defendants bear the burden of establishing entire fairness.(119)

         As often summarized in our caselaw, the concept of entire fairness has two basic components, fair dealing and fair price.(120) Fair dealing concerns how the board action was initiated, structured, negotiated, and timed. Fair dealing asks whether all of the directors were kept fully informed not only at the moment in time of the vote, but also during the relevant events leading up to the vote while negotiations were presumably occurring. Fair dealing also asks how, and for what reasons, the approvals of the various directors themselves were obtained.(121) Fair price relates to the economic and financial considerations of the proposed decision, including any relevant factors that affect the intrinsic or inherent value of a company's stock.(122) The entire fairness test is not simply a bifurcated analysis of these two components, fair dealing and fair price.(123) The Court shall examine these two aspects as well as any other relevant considerations in analyzing the entire fairness of the waiver as a whole.

         1. Fair Dealing

--------

(118)  See supra at n.4.

(119)  Weinberger, 457 A.2d at 710.

(120)  Id. at 711.

(121)  Id.

(122)  Id.

(123)  Id.

         In attempting to satisfy their burden, the defendants point to several factors to illustrate that the process leading up to the Section 203 waiver vote was characterized by fair dealing. The defendants contend that there was complete candor between the interested directors and the independent Digex directors. The defendants point out that the Special Committee, along with its own lawyers and bankers, had participated in the Exodus and Global Crossing negotiations, had been immediately briefed on all developments in the Intermedia-WorldCom negotiations, and had been given access to WorldCom prior to the Digex board meeting through phone calls with Ebbers and Grothe. The defendants additionally claim that every member of the Digex board, including the independent directors, "had all the information in Intermedia's possession regarding each proposed transaction."(124)

         As a starting point, the Court will briefly describe in chronological order the events in question from the perspective of the independent Digex directors. At midday August 30, Digex seemed headed into a three-way merger with Global Crossing and Intermedia. At 11:00 p.m. on August 30, Ruberg called each of the Special Committee members to inform them that WorldCom had offered $120 a share for Digex. At this point, Global Crossing was continuing to work towards a September 1 signing in its deal with Intermedia and Digex. In either case, Digex stood in an enviable position. Perhaps more importantly

--------

(124)  Def. Intermedia's Br. at 38.

though, considering how things turned out, there was no reason to discuss the applicability of Section 203 at this point in time with respect to either transaction.(125)

         At around 7:00 p.m. on August 31, the Special Committee was informed that (i) Intermedia, not Digex, would be sold to WorldCom, and (ii) the Global Crossing transaction was effectively dead as that company would not raise its bid in competition with WorldCom and that Intermedia preferred the WorldCom transaction. The independent directors immediately suspected manipulation of the WorldCom offer by Intermedia and began to search for ways to drive the deal back to including a bid for some or all of Digex's outstanding public shares. Overnight, the independent directors were informed of negotiations between WorldCom and Intermedia over the waiver of Section 203.

         On the morning of September 1, the independent directors at last were allowed direct contact with WorldCom, their prospective controlling shareholder who had requested the Section 203 waiver. These phone calls occurred, however, not only after the price and structure of the WorldCom-Intermedia deal had been agreed upon, but also after the terms of the Section 203 waiver had been settled between the interested directors and WorldCom during the preceding night. Further symbolizing the extent of the control that the interested directors maintained over all negotiations with WorldCom concerning the Section 203 waiver issue, these phone calls respectively between Ebbers of WorldCom and Jalkut and Reich of Digex and then Grothe of WorldCom and Shull and Adams of Digex came only after Clark, Digex's

--------

(125) All parties concerned agree that by this time, negotiations with Exodus had reached at least a temporary dead end.

legal counsel, requested them. Also on the morning of September 1, the independent directors received both the advice of legal counsel on the possible applicability of Section 203 and the opinion of their financial advisors regarding the benefits of each prospective deal. In the very short time they had before being called into the Intermedia board meeting to hold the Digex board meeting, the independent directors considered their options.

         At the Digex board meeting, the Special Committee's legal counsel informed the entire board of his opinion that the interested directors should not participate in the Section 203 waiver vote. This advice was rebutted by counsel for the interested directors, and ultimately ignored. Later, without any debate whatsoever on the merits of the waiver or the applicability of the statute, the full Digex board voted to grant the waiver by a divided vote of four interested directors for and three independent directors against. In total, there simply was no meaningful participation by any of the independent Digex directors in the negotiations leading to the Section 203 waiver, the terms of that waiver, or the vote itself.

         Several other conclusions immediately emerge from the facts of this matter when meshed together with the defendants' contentions and justifications. First, regardless of whether the Special Committee actually had all the information possessed by Intermedia in its negotiations with WorldCom over the
Section 203 issue, the four interested directors controlled the flow of all information from WorldCom to the independent Digex directors during the hectic negotiating period from the evening of August 30 to the morning of September 1.

         Second, given that WorldCom first sought the waiver of Section 203 during the negotiations that took place solely between WorldCom and Intermedia during the night of August 31-September 1 and that the vote at the Digex board meeting occurred at most roughly twelve hours later, all of the Digex directors learned about WorldCom's demand for the Section 203 waiver only hours before the vote granting that waiver. To make matters worse, because the interested directors were also directors of Intermedia, they could not even devote the little time they had before the board vote to considering their options as Digex directors and negotiating solely in the interests of Digex. Rather, they had to spend much, if not most, of their time considering and negotiating the terms of the merger from the perspective of Intermedia, the actual participant in the deal with WorldCom.

         Third, in regards to the waiver of Section 203, there is almost no evidence of any direct negotiations between any of the parties over this provision in the deal. From the little that seems to have occurred, these negotiations took place during the night of August 31- September 1 between the interested directors, Sutcliffe, and the WorldCom representatives. The waiver appears to have been agreed to, in part, in exchange for an amendment to the Digex certificate of incorporation that would require the approval of independent directors of any material transaction between WorldCom and Digex after the merger. The record is silent as to exploration by the interested parties of any other options available to Digex. That is, as it appears that WorldCom insisted on the waiver, did any of the interested directors attempt to withhold this request in order to see what WorldCom might offer to Digex in return? Or, did the directors request concessions in addition to the certificate amendment that might benefit Digex or Intermedia? Or, as the plaintiffs assert, did the interested directors simply agree to this condition in the interests of getting the deal between Intermedia and WorldCom done and only subsequently add the provision to the merger agreement concerning the certificate amendment to create the appearance of consideration for the Section 203 waiver? These facts remain unclear. It is crystal clear though that the independent directors, at the time of the negotiation over the Section 203 waiver, had absolutely no role whatsoever.

         This lack of any involvement by the Special Committee is particularly remarkable because Intermedia continues to assert that the Special Committee was created by Digex, specifically by the interested directors, "to evaluate the fairness to the Digex public shareholders of any transaction which involved the sale of [Intermedia's] Digex stock and to participate in any such transaction."(126) As the discussion of the corporate opportunity claim above describes, the Special Committee had no legal authority to directly block Intermedia's decision to sell its shares in Digex. The Section 203 waiver negotiation, however, is exactly Where the Special Committee should have been most relevant in this whole process. But this is precisely the point at which the Special Committee is missing in action- not through any failure of its own, but as a result of the control by the conflicted directors over the process. Weinberger's suggestion of either an "independent negotiating structure"

--------

(126)  Def. Intermedia's Br. at 4-5.

or "total abstention" is not to be taken lightly.(127) The mere involvement in, or even control over, the waiver negotiations by the interested directors does not, by itself, end this inquiry into the entire fairness of the decision to grant the waiver. But there is a strong role under Delaware law for meaningful independent director committees.(128) Although this Special Committee may have been created with precisely this role in mind, it certainly was not permitted to act in keeping with this role.

         The defendants also argue that the vote itself was the result of fair dealing. The interested directors recognized that the time frame within which the Digex directors needed to make a decision on the Section 203 waiver was quite short. But, they claim that this deadline was dictated by the deadline placed by Global Crossing on its proposal. This assertion of a compressed timetable is a key component in the defendants' argument that the negotiations simply did not allow for a more thorough analysis of the issues at hand, including the Section 203 waiver. At the base of this contention, defendants maintain that the WorldCom deal had to be signed by the end of the day on September 1 because Global Crossing had imposed a deadline on its proposed deal of 5:00 p.m., September 1. I remain somewhat perplexed, however, as to how the Global Crossing deadline could have any affect from the perspective of a Digex director once it appeared that Intermedia preferred to do a deal with WorldCom.

--------

(127)  Weinberger, 457 A.2d at 711.

(128) In re W. Nat'l Corp. Shareholders Litig., C.A. No. 15927, Chandler, C. (May 22, 2000), mem. op.

         The defendants actually state that, at the time of the Section 203 waiver vote, each Digex director knew that:

         (1) Intermedia could not, and would not, approve a sale to Exodus . . .
         (2) the WorldCom offer was more beneficial to Intermedia than the Global Crossing proposal, and therefore Intermedia would not approve the latter; (3) Global Crossing had declined to make a further bid against WorldCom and had placed a 5:00 p.m. deadline on its existing offer; and, (4) WorldCom had expressed its intention to keep Digex public and refused all requests that it tender for the Digex public shares.(129)

         Since Intermedia would not allow a sale to either Exodus or Global Crossing given the offer made by WorldCom, the 5:00 p.m. Global Crossing deadline should have been of little or no consequence in comparison to the decision to waive the anti-takeover protections afforded by Section 203 and any efforts to use its leverage to explore whether WorldCom would consider a partial or full tender offer for the outstanding Digex shares. Clearly, Intermedia wanted to complete a deal with WorldCom as soon as possible. As the facts illustrate, Intermedia placed time pressure on WorldCom throughout the negotiations, not the other way around, due to the presence of Global Crossing's offer. I see no reason why such time pressure was placed on Digex to agree to the waiver.

         By the time of the Digex meeting when the vote to waive Section 203 was undertaken, the Digex board's role had been vastly simplified over the preceding two days. On August 30, the Digex board was confronted with the sale of the corporation and all the attendant analysis that goes along with that process. On September 1, however, the only issue of any

--------
(129)  Def. Intermedia's Br. at 39.

consequence before the Digex board was the rather discrete issue of whether to waive the protections afforded by Section 203. Independent director Jalkut proposed that a decision on the WorldCom transaction be delayed three days to allow CSFB time to solicit best and final offers from Exodus, Global Crossing, and WorldCom. That proposal was defeated by a vote of four to three. The Digex board then discussed the Section 203 waiver, but the discussion was limited to who should be allowed to vote on the waiver, nothing more. Except for the disagreement of counsel on this participation issue, described above, there was absolutely no discussion whatsoever of the effect, purpose, or applicability of
Section 203 to WorldCom. The vote proceeded (four to three) and the waiver was granted.

         The defendants suggest that the independent directors had decided before the meeting to vote against the waiver and therefore any discussion on the merits of the waiver would have been pointless. All I can say is I certainly hope that the interested directors thought through and decided their votes before the Digex board meeting. Based on the record of what was discussed at the meeting, or rather the complete lack thereof, if any of the directors based their vote on anything that occurred at the board meeting, I doubt that the waiver vote could even pass the most deferential business judgment review.(130) Clearly, every individual in that room had come to a conclusion concerning their vote based on reasons wholly apart from anything said during the meeting. Further, considering that the four interested directors carried the vote and were faced with a clear conflict of interest, the effect of which the two

--------
(130)   See Smith v. Van Gorkom, Del. Supr., 488 A.2d 858 (1985).

present legal counsel had just discussed and disagreed over, it is very difficult to understand why the directors themselves did not engage in any substantive discussion of the waiver during the Digex board meeting given their particular circumstances.


In sum, as to whether the waiver can be described as the result of fair dealing, the independent directors, even if we assume that they were kept fully up to date of all material information regarding the merger negotiations, were kept powerless to affect the waiver decision in any meaningful manner. The interested directors not only participated in the negotiations, they controlled them. They also denied an independent negotiating structure involving the independent directors from participating in the WorldCom negotiations over the Section 203 waiver. The powerlessness of the independent directors extended to their ability to vote down the proposal to waive Section 203's applicability to WorldCom. Further, there appears to have been little substantive discussion or negotiation of the waiver by the interested directors with WorldCom and no discussion of the waiver with the independent directors. All of these factors are framed by the intense time pressure placed on Digex by its corporate parent to get the WorldCom deal done as quickly as possible regardless of any consideration of the applicability or effect of the Section 203 waiver on Digex after the merger, or the bargaining leverage that the Digex board might have at that moment against not only WorldCom, but Intermedia as well. I therefore conclude that it is not reasonably likely that defendants will be able to satisfy the fair dealing prong of the entire fairness analysis.

         2. Fair Price

         Defendants assert that the "price" of the waiver was fair. They point out that as a result of the WorldCom-Intermedia merger, Digex (i) would gain WorldCom's commitment to fully finance Digex's business plan and its contemplated capital expansion even before the closing; (ii) was freed of Intermedia's oppressive debt covenant restrictions; and (iii) would receive the benefit of WorldCom's strong financing capacity, sales force, data centers, and strong internet presence. Moreover, as noted above, WorldCom agreed to an amendment of Digex's certificate of incorporation whereby any future material transaction between WorldCom and Digex must be approved by independent Digex directors. The defendants further contend that at the time of the vote, each Digex director knew that there were certain constraints on Digex's ability to negotiate freely with any of its potential suitors, including WorldCom, because of Intermedia's desire to do a deal with WorldCom and WorldCom's refusal to negotiate any further over Digex.

         Each interested director has offered individual reasons why each of them felt justified in his vote to waive the protections afforded by Section
203. Campbell speaks at length in his deposition of his belief that the WorldCom-Intermedia merger would be good for the Digex minority shareholders.(131) He also explained that he voted for the merger because, "we had an opportunity before us . . . which was, in my opinion, very good for all parties and that we ought to take it before [letting] this thing go any further and deteriorate so that all parties

--------

         (131) See Campbell Dep. at 125-30 (explaining the particular needs of Digex and why WorldCom, as a new parent, could effectively meet them).

would be in some way further harmed.(132) In response to a question asking what Digex received in return for the waiver of Section 203, Campbell responded that, "what they received was a new partner with all of the advantages thereof. They received the opportunity to amalgamate their assets in a reasonable period of time to create more shareholder value. And they did that within the constraint that was very similar to the Section 203 constraint, where the disinterested shareholders of any future WorldCom/Digex amalgamation would need to opine that it was fair in all respects."(133)

         In explaining why he voted in favor of the waiver, Ruber stated, "if the board of Intermedia was going to accept the WorldCom deal, looking at that as a Digex board member, I wanted to grant the maximum business flexibility to the acquiring parent to make Digex as successful as possible."(134) Ruberg also states that he did not discuss these thought processes with anyone and, though he did not know all of the legal ramifications of Section 203, he knew that "it's a hell of a lot easier to take something and get a yes or no from independent board members than it is to get a yes or no from two-thirds of the minority stockholders."(135)

--------

         (132) Campbell Dep. at 159. See also id. at 163-64 (stating that he believed WorldCom might pull the deal if Intermedia deferred its decision).

         (133)    Campbell Dep. at 168-69.

         (134)    Ruberg Dep. at 146-47.

         (135)    Id.

         Baker states that he was "very comfortable" with the WorldCom transaction "from the standpoint of a Digex director."(136) In his deposition, Baker discusses the benefits to Digex of the proposed merger. This discussion, similar to the comments made by Campbell in his deposition, focuses on the benefit Digex will receive from having such a financially strong parent in WorldCom.(137)

         Finally, Manning states that he believed, as a Digex director, that the merger was good for Digex in the long run and in the short run.(138) Therefore, he chose to vote in favor of the waiver. He also notes that he was aware of his conflict of interest but took account of this conflict and voted according to the interests of Digex alone.(139) He laid out at his deposition several factors on which he based his conclusion that the merger was good for Digex.(140) These factors include removing the crippling burden of Intermedia's debt from Digex and supplying Digex with substantial web hosting facilities. In addition, Manning states that he believed that the addition of the independent director approval provision to the Digex certificate of incorporation was an adequate protection for the Digex minority shareholders.(141)

--------

         (136)    See Baker Dep. at 91-92, 101-02, 105.

         (137)    See Baker Dep. at 83-84.

         (138)    See Manning Dep. at 243.

         (139)    See id. at 238-39.

         (140)    See id. 233-34.

         (141)    See id. at 246.

         Before I turn to the specifics of this fair price analysis, it is important to emphasize exactly what was being negotiated and voted upon before the Digex board. The discussion needs to focus on the substance of the vote, namely, the waiver of Section 203 and all the negotiations and contemplations related thereto. Although the attractiveness of WorldCom as a prospective corporate parent in place of Intermedia obviously enters into the analysis, the Digex board was not expressly voting on whether to accept WorldCom's merger proposal. As defendants themselves argue, Digex had little practical control over who would become its new parent. That decision ultimately lay with Intermedia as the controlling shareholder. Rather, the decision put before the Digex board was simply whether or not to grant WorldCom the Section 203 waiver. That is, was whatever Digex was being offered for this waiver worth the granting of the waiver and could Digex negotiate for more?

         The trade put before the Digex board was simple: waive Section 203 and give up the protections granted by the terms of the statute in exchange for a stronger corporate parent who had much to offer, the certificate amendment, and the end of the burdensome relationship with Intermedia. Was this the best deal available? Because of the manner in which the negotiating process was handled, it is impossible to say. Perhaps Digex could have extracted something more from WorldCom, perhaps not. It is clear, however, that Digex had little to lose and should have felt no immediate time pressure to make a decision that would continue to affect the public shareholders of Digex for up to the three years following the merger.

         The plaintiffs do not dispute that WorldCom is a good fit in many respects, vastly superior to Intermedia in many ways, or that Digex strongly desired to be rid of Intermedia's restrictive presence. But given Intermedia's admittedly poor financial condition, the independent Digex directors believed that, inevitably, Intermedia would have to sell part or all of its stake in Digex if Intermedia was to remain solvent. Time, therefore, was strongly on the side of Digex. Further, the certificate amendment is of some value to the Digex minority, but clearly it is not worth the same as the Section 203 waiver, or WorldCom would not have insisted on the waiver in the first place.

         As to the specific justifications offered by the interested directors, there is thorough discussion throughout of the reasons why WorldCom was perceived as such a strong choice to become the new controlling shareholder of Digex. But there are few substantive reasons given for their decision to waive
Section 203 at the point in time that the vote occurred. Campbell testified that he believed WorldCom might pull the deal if Intermedia deferred its decision.(142) It is unclear what basis Campbell had for this belief beyond mere intuition. WorldCom itself stated at oral argument that it had not directly confronted this question and therefore had no answer. Ruberg argued that the waiver was actually in Digex's best interests in order to grant WorldCom as much unfettered flexibility as possible.(143) If this is the case, one must question why Digex would ever possibly need to rely on Section 203 to prevent WorldCom from

--------

         (142)    Campbell Dep. at 163-64.

         (143)    Ruberg Dep. at 146-47.



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entering into certain transactions with it. Baker's reasons for supporting the waiver seem to be similar to Campbell's. Manning, in addition to several of the arguments put forward by his co-directors, also emphasizes the certificate amendment as an adequate protection for the Digex minority shareholders, a group whose interests supposedly were best represented by the Special Committee.(144)

         Additionally, it is interesting that several of the interested Intermedia directors referenced the concepts of long-term and short-term shareholder value in their deposition testimony.(145) Beyond examining these views given the recent history of the Digex stock price since the announcement of the WorldCom-Intermedia merger (and recognizing that hindsight is 20/20), I note that in the present merger and acquisition climate, these same individuals, as directors of Intermedia, were quite definitive about their overriding concern for short term shareholder value. Although the Court understands the reasons behind this point of view, (146) it is at least ironic that a similar set of considerations did not animate these same directors when, as Digex directors, their focus suddenly became long-term shareholder value.

         In concluding this analysis of entire fairness, it appears that the only entity that really stood to lose should the Digex board decide to further analyze Section 203 and vote to at least

--------

         (144)    See Manning Dep. at 246.

         (145)    Campbell Dep. at 126-28; Manning Dep. at 242-44.

         (146) After all, to quote John Maynard Keynes, "In the long run, we are all dead."


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delay the grant of the waiver by a day or two was Intermedia, not Digex. The behavior of the interested directors in controlling both the negotiations and vote over the Section 203 waiver surely demonstrates, in a compelling fashion, that the waiver really did present Digex with bargaining leverage against Intermedia and WorldCom. This leverage simply was not used- could not be used-because of the decision of the interested directors. In the unique circumstances here, this conduct by directors acting with a clear conflict of interest is difficult to justify and would not seem appropriate. I conclude preliminarily that the defendants are not reasonably likely to meet their burden as to the entire fairness of the Digex board's decision to waive Digex's Section 203 protections and, therefore, that plaintiffs have demonstrated a reasonable probability of success on the merits of their Section 203 claim.

                          V. THREAT OF IRREPARABLE HARM
                       AND BALANCING OF THE POTENTIAL HARM

         The plaintiffs have established a likelihood of success on the merits of their claim that the defendants breached their fiduciary duties in waiving the protections afforded by Section 203. Now I must consider whether the plaintiffs will suffer irreparable harm if no injunction is ordered as to that claim.(147) I conclude that the plaintiffs have not adequately established an immediate threat of irreparable harm as to the Section 203 waiver decision and, for that reason, I must deny their request for preliminary injunctive relief.

--------

         (147) The following discussion of irreparable harm only pertains to the Section 203 waiver vote. For the reasons discussed above in section III, plaintiffs' arguments regarding their corporate opportunity claim have not established a likelihood of success on the merits and therefore, the Court has no reason to reach or to consider, in that context, the threat of irreparable harm and the balance of the equities.


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         As noted at the outset of this Opinion, this case has presented the
Court with an unusual request for injunctive relief on the Section 203 waiver decision. The request for injunctive relief that would have followed had the plaintiffs convinced this Court of the likelihood of success on the corporate opportunity claim presents the more typical situation where preliminary injunctive relief may be appropriate. That is, the plaintiffs asked this Court to issue an injunction to prevent the closing of the Intermedia-WorldCom merger, an event that has not yet occurred, in order to prevent the clear monetary-based irreparable harm that otherwise would have befallen the minority shareholders of Digex had the merger been allowed to close without their opportunity to sell their shares of Digex at a premium. That is a paradigmatic example of a threatened harm for which an injunction is uniquely tailored- an impending transaction threatening a party with harm in the future which a Court may prevent pending a full hearing, via injunctive relief.

         In stark contrast, the Section 203 waiver decision does not present that typical injunction situation. Here, the plaintiffs have essentially asked the Court, via an injunction, to invalidate the September 1, 2000, vote by the Digex board to waive the applicability of Section 203. This unusual procedural posture-where a party seeks an injunction long after the action threatening harm has been taken-presents two problems. First, the relief the plaintiffs request is final; it is all the relief to which they would be entitled following a full trial on the

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merits. It is an extraordinarily rare event for a party to obtain the equivalent of final relief at a provisional stage of the proceedings.(148)

         The second problem is related to the first, and even more troubling. Unlike the plaintiffs' corporate opportunity claim, the offending act the plaintiffs would like for this Court to preliminarily enjoin under the Section 203 claim has already occurred. That is, the Digex board has already voted to waive Section 203. Given that fact, an injunction issued by this Court would involve a retrospective, not a prospective, form of relief. In other words, because the wrongful act has already occurred, no prospective injunctive order can possibly be an effective remedy. In that sense, the plaintiffs' request for a preliminary injunction against the Digex board's Section 203 decision is both temporally impossible and jurisdictionally inappropriate.(149)

         Finally, not only would an injunction be improper here where the wrongful conduct has already occurred, but an injunction is, in my judgment, unnecessary to fully protect the Digex minority shareholders. As the above analysis demonstrates, there is, to put it mildly,

--------

         (148) See Appoquinimink Education Ass'n v. Board of Education of Appoquinimink School District, Del. Ch., C.A. No. 6391, Brown, V.C. (April 7, 1981) (". . .[I]nterim injunctive relief is rarely granted where the immediate result would be to allow the applicant all the relief it might hope to gain after a final hearing.") (citing Thomas C. Marshal, Inc. v. Holiday Inn, Inc., Del. Ch., 174 A.2d 27 (1961)). See also Dunkin Donuts, Inc. v. O'Connor, Del. Ch., C.A. No. 13274, Jacobs, V.C. (April 28, 1994).

         (149) See generally Wolfe and Pittenger, Section 10-2(a), 693-94, citing 1 JL High, A Treatise On The Law Of Injunctions (4th ed. 1905) (preliminary injunctive relief has no application where the act complained of has already occurred). Because the Court has determined that the plaintiffs have failed to show irreparable harm on the Section 203 claim, the Court does not address the balancing of the equities prong of the test for a preliminary injunction.

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extreme uncertainty over whether Section 203 will apply to WorldCom if it acquires Intermedia according to the merger agreement. That extreme uncertainty is no different today than it was in late August when the WorldCom-Intermedia transaction was being negotiated. What is now much more certain, however, is that the Section 203 waiver decision most likely did not have the "belt and suspenders" effect that it was intended to have. In this sense, the uncertainty that WorldCom-Intermedia attempted to contract around, via the Section 203 waiver requirement, is an uncertainty that is clearly extant today, just as it was in late August, and provides the plaintiffs with all the relief to which they are entitled. Of course, given the analysis of the defendants' conduct in securing the Section 203 waiver, under the entire fairness analysis undertaken by this Court in Part IV, C. above, there are additional uncertainties with which defendants must now be concerned as well.

                                 VI. CONCLUSION

         For all of the reasons assigned in this Opinion, I deny injunctive relief as to the corporate opportunity claim because the plaintiffs fail to demonstrate a likelihood of success on the merits of that claim. Although the plaintiffs do demonstrate a likelihood of success on the merits of their Section 203 claim, they have not shown a threat of imminent irreparable harm. Thus, they are not entitled to injunctive relief on this claim.

         If this case goes to trial, the defendants have the burden of establishing the entire fairness of the Section 203 waiver. This will be no small burden, based on the evidence I have reviewed in the last week. As I have noted in this Opinion, the current record strongly suggests that the Section 203 waiver decision was not entirely fair to the Digex minority. In the


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wake of this Opinion, the defendants' choice becomes whether they will proceed with a WorldCom-Intermedia merger knowing that this Court seriously questions the integrity of the Section 203 waiver decision and knowing that certain of the defendant fiduciaries stand accused of faithless acts that under the stringent standard of the entire fairness test, could well give rise to a range of equitable remedies, including monetary remedies.

         An Order has been entered in accordance with this decision.


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